Exhibit 99.10

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

THE SELLERS NAMED HEREIN,

AS SELLERS,

PRAIRIE GP ACQUIROR LLC,

PRAIRIE ECI ACQUIROR LP,

PRAIRIE VCOC ACQUIROR LP

AND

PRAIRIE NON-ECI ACQUIROR LP,

AS ACQUIRORS,

AND

DAVID G. DEHAEMERS, JR.,

JOHN T. RAYMOND

AND

FRANK J. LOVERRO,

AS SELLER REPRESENTATIVES

i

ii

EXHIBITS

Exhibit A                                             Definitions

Exhibit B                                             Form of Assignment of Subject Interests

Exhibit C                                             Form of Joinder

Exhibit D                                             Form of Seller Note

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of January 30, 2019, is entered into by and among Tallgrass Energy Holdings, LLC, a Delaware limited liability company (“Holdings”), Tallgrass Holdings, LLC, a Delaware limited liability company (“EMG”), KIA VIII (Rubicon), L.P., a Delaware limited partnership (“KIA”), KEP VI AIV (Rubicon), LLC, a Delaware limited liability company (“KEP” and, together with KIA, “Kelso”), Tallgrass KC, LLC, a Delaware limited liability company (“Tallgrass KC”), William R. Moler Revocable Trust, under trust agreement dated August 27, 2013 (“Moler Trust”), and David G. Dehaemers, Jr. Revocable Trust, a revocable trust under trust agreement dated April 26, 2006 (“DGD Trust” and, together with Holdings, EMG, KIA, KEP, Tallgrass KC and Moler Trust, each a “Seller” and collectively, the “Sellers”), Prairie GP Acquiror LLC, a Delaware limited liability company (“GP Acquiror”), Prairie ECI Acquiror LP, a Delaware limited partnership (“Up-C Acquiror 1”), Prairie VCOC Acquiror LP, a Delaware limited partnership (“Up-C Acquiror 2” and, together with Up-C Acquiror 1, “Up-C Acquirors”), and Prairie Non-ECI Acquiror LP, a Delaware limited partnership (“Class A Acquiror” and, together with GP Acquiror and Up-C Acquirors, each an “Acquiror” and collectively, “Acquirors”), and David G. Dehaemers, Jr., John T. Raymond and Frank J. Loverro, in their respective capacities as Seller Representatives (each, a “Seller Representative” and collectively, the “Seller Representatives”).

WHEREAS, Holdings owns 100% of the outstanding membership interests (the “GP Interests”) in Tallgrass Energy GP, LLC, a Delaware limited liability company (“TGE GP”) and the general partner of Tallgrass Energy, LP, a Delaware limited partnership (“TGE”);

WHEREAS, EMG, Kelso, Tallgrass KC and DGD Trust (collectively, the “Sponsors”) collectively own (i) 123,887,893 units (“TE Units”) in Tallgrass Equity, LLC, a Delaware limited liability company and controlled subsidiary of TGE (“TE”), and (ii) 123,887,893 Class B shares (“Class B Shares”) of TGE;

WHEREAS, DGD Trust owns 1,806,319 Class A shares (“Class A Shares”) of TGE (the “DGD Class A Shares”) and Moler Trust owns 1,403,766 Class A Shares (the “Moler Class A Shares” and, together with the DGD Class A Shares, the “Mgmt Class A Shares”);

WHEREAS, in connection with the Closing, Tallgrass KC will transfer (the “Tallgrass KC Transfer”) to each Person listed on Schedule A-1 that number of TE Units and Class B Shares specified on Schedule A-1 opposite such Person’s name, which TE Units and Class B Shares, in the aggregate, shall constitute all of the TE Units and Class B Shares held by Tallgrass KC immediately prior to the Closing and not exchanged pursuant to the Class A Exchange or sold to Up-C Acquirors pursuant to the Up-C Interests Acquisition;

WHEREAS, immediately following the Tallgrass KC Transfer and in connection with the Closing and, subject to adjustment as set forth in Schedule 2.1, certain of the Sponsors will exchange an aggregate of 26,339,528 TE Units and an equivalent number of Class B Shares for 26,339,528 Class A Shares, with each such Sponsor exchanging that number of TE Units and Class B Shares specified on Schedule 2.1 opposite such Sponsor’s name, in each case, in accordance with the terms of the TE LLC Agreement (such exchange, the “Class A Exchange”), such that, in connection with the Closing, the Sponsors will own and sell to Acquirors an aggregate of

95,130,769 TE Units and 95,130,769 Class B Shares (together, the “Up-C Interests”) and 29,549,613 Class A Shares (including the Mgmt Class A Shares) (the “Class A Interests” and, together with the Up-C Interests and the GP Interests, the “Subject Interests”) (provided that, for the avoidance of doubt, the terms “Up-C Interests,” “Class A Interests” and “Subject Interests” shall not include, and shall not be deemed to include, any TE Units, Class B Shares or Class A Shares owned by Sellers on the Closing Date that are not set forth on Schedule 2.1, which interests shall be retained by Sellers following the Closing);

WHEREAS, immediately following the Class A Exchange and in connection with the Closing, (i) GP Acquiror desires to purchase the GP Interests from Holdings, and Holdings desires to sell the GP Interests to GP Acquiror, upon the terms and subject to the conditions set forth in this Agreement (the “GP Interests Acquisition”), (ii) Up-C Acquirors desire to purchase the Up-C Interests from the Sponsors, and the Sponsors desire to sell the Up-C Interests to Up-C Acquirors, upon the terms and subject to the conditions set forth in this Agreement (the “Up-C Interests Acquisition”), and (iii) Class A Acquiror desires to purchase the Class A Interests from the Sponsors, and the Sponsors desire to sell the Class A Interests to Class A Acquiror, upon the terms and subject to the conditions set forth in this Agreement (the “Class A Interests Acquisition” and, collectively with the GP Interests Acquisition and the Up-C Interests Acquisition, the “Subject Interests Acquisition”);

WHEREAS, concurrently with the execution of this Agreement, Acquirors have delivered to Sellers a duly executed guaranty (the “Limited Guarantee”) of BIP Aggregator Q L.P., a Delaware limited partnership, Blackstone Infrastructure Partners — V L.P., a Delaware limited partnership and Vencap Holdings (1992) Pte. Ltd., a Singapore private limited company (collectively, the “Guarantors”) in favor of Sellers, pursuant to which, on the terms and subject to the conditions set forth therein, Guarantors guarantee the obligations of Acquirors under Section 9.3(b);

WHEREAS, the members of Tallgrass KC have entered into a written consent pursuant to which such members have agreed not to exercise their respective rights under the Second Amended and Restated Limited Liability Company Agreement of Tallgrass KC, dated as of June 30, 2016 (the “Tallgrass KC LLC Agreement”), to redeem any TEGP Tracking Units (as defined in the Tallgrass KC LLC Agreement) from the date hereof until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article IX;

WHEREAS, the board of managers of Holdings has approved the transactions contemplated by this Agreement, including the sale of the GP Interests to GP Acquiror; and

WHEREAS, the board of directors of TGE GP, in its own capacity and in its capacity as the general partner of TGE, has approved the transactions contemplated by this Agreement, in all cases to the extent required under the Organizational Documents of TGE GP, TGE and/or TE, as applicable, including (i) the transfer of the Up-C Interests to Up-C Acquirors and (ii) each Up-C Acquiror’s admission as a member of TE, in accordance with the TE LLC Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1                                    Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2                                    Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)                                 the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)                                 the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)                                  all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)                                 the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e)                                  a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)                                   the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2017), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 5:00 p.m., Central Daylight Time, January 30, 2019;

(g)                                  all references to prices, values or monetary amounts refer to United States dollars;

(h)                                 wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)                                     the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable party had a greater or lesser hand in drafting any Transaction Document;

(j)                                    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)                                 any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l)                                     the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)                             unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)                                 all references to days shall mean calendar days unless otherwise provided;

(o)                                 all references to time shall mean Houston, Texas time;

(p)                                 references to any Person shall include such Person’s successors and permitted assigns; and

(q)                                 all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article III, Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

ARTICLE II
SALE AND PURCHASE

Section 2.1                                    Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer and convey to each applicable Acquiror, and each applicable Acquiror shall purchase and acquire from such Seller, the applicable portion of the Subject Interests as set forth on Schedule 2.1 opposite such Seller’s name, and in consideration therefor, each applicable Acquiror shall (i) pay such Seller in immediately available funds the applicable portion of the Purchase Price as set forth on Schedule 2.1 opposite such Seller’s name to the account designated by such Seller at least one Business Day prior to the Closing Date and (ii) if applicable, deliver to such Seller (or its Affiliate that holds the Seller Note, as applicable) a Seller Note in aggregate principal amount not to exceed the amount set forth opposite such Seller’s name on Schedule 2.1. Subject to Section 6.18, the aggregate Purchase Price payable to all Sellers for the Subject Interests is $3,272,860,010. At the Closing, such transactions shall be deemed to occur in the following order:

(a)                                 first, Tallgrass KC shall consummate the Tallgrass KC Transfer;

(b)                                 second and immediately following the consummation of the Tallgrass KC Transfer, the Sponsors shall consummate the Class A Exchange;

(c)                                  third and immediately following the consummation of the Class A Exchange, Holdings, the Sponsors, Class A Acquiror and Up-C Acquirors shall consummate the Subject Interests Acquisition; and

(d)                                 fourth and finally, immediately following the consummation of the Subject Interests Acquisition, Holdings shall make a distribution of 100% of the consideration received by Holdings for the GP Interests to the members of Holdings in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of May 11, 2015, as amended (such distribution, the “Holdings Member Distribution”).

Section 2.2                                    Pre-Closing and Closing Quarterly Distributions. The Parties hereby agree as follows:

(a)

(i)                                     with respect to distribution(s) on the Up-C Interests made on or after the date hereof relating to the fiscal quarter of TGE ending on December 31, 2018 and any other fiscal quarter the last day of which precedes the Closing Date, each Seller shall be entitled to such distribution(s) on the Up-C Interests held by such Seller as of the last day of the applicable quarter regardless of whether such distribution(s) are made on or after the Closing Date;

(ii)                                  with respect to each distribution on the Up-C Interests made on or after the date hereof relating to the fiscal quarter of TGE during which the Closing Date occurs, (A) each Seller shall be entitled to a portion of such distribution on the Up-C Interests held by such Seller immediately prior to the Closing equal to (1) the aggregate amount of such distribution on the Up-C Interests held by such Seller immediately prior to the Closing, multiplied by (2) a fraction, the numerator of which is the number of calendar days of such fiscal quarter occurring prior to (but not on) the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter; and (B) each Up-C Acquiror shall be entitled to a portion of such distribution on the Up-C Interests equal to (1) the aggregate amount of such distribution on its respective portion of the Up-C Interests, multiplied by (2) a fraction, the number of which is the number of calendar days of such fiscal quarter occurring on or after the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter, in each case, whether such distribution is made on or after the Closing Date; and

(iii)                               with respect to any other distribution(s) on the Up-C Interests not addressed in clauses (i) or (ii), each Up-C Acquiror shall be entitled to such distribution(s) on its respective portion of the Up-C Interests;

(b)

(i)                                     with respect to distribution(s) on the Class A Interests (or on the TE Units exchanged for such Class A Interests) made on or after the date hereof relating to the fiscal quarter of TGE ending on December 31, 2018 and any other fiscal quarter the last day of which precedes the Closing Date, each Seller shall be entitled to such distribution(s) on the Class A Interests (or such TE Units) held by such Seller as of the last day of the applicable quarter regardless of whether such distribution(s) are made on or after the Closing Date;

(ii)                                  with respect to each distribution on the Class A Interests (or on the TE Units exchanged for such Class A Interests) made on or after the date hereof relating to the fiscal quarter of TGE during which the Closing Date occurs, (A) each Seller shall be entitled to a portion of such distribution on the Class A Interests (or such TE Units) held by such Seller immediately prior to the Closing equal to (1) the aggregate amount of such distribution on the Class A Interests (or such TE Units) held by such Seller immediately prior to the Closing, multiplied by (2) a fraction, the numerator of which is the number of calendar days of such fiscal quarter occurring prior to (but not on) the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter; and (B) Class A Acquiror shall be entitled to a portion of such distribution on the Class A Interests (or such TE Units) equal to (1) the aggregate amount of such distribution on the Class A Interests, multiplied by (2) a fraction, the number of which is the number of calendar days of such fiscal quarter occurring on or after the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter, in each case, whether such distribution is made on or after the Closing Date; and

(iii)                               with respect to any other distribution(s) on the Class A Interests not addressed in clause (i) or (ii), Class A Acquiror shall be entitled to such distribution(s) on the Class A Interests; and

(c)                                  if and to the extent any Party or any of such Party’s Affiliates receives any distributions or payment to which it is not entitled pursuant to this Section 2.2, it shall promptly pay or cause to be paid such distributions or payment no later than two Business Days following the receipt by such Party or any of such Party’s Affiliates to the Party entitled to such distributions or payment pursuant to this Section 2.2, or if later, on the Closing Date, and the Parties agree to treat such distributions or payment as having been made for all Tax purposes to the Party so entitled except as otherwise required by applicable Law.

Section 2.3                                    Closing. Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VII, the closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. local time on the day that is three Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or validly waived or at such other place and on such other date or time as the Parties may mutually agree; provided that the Closing shall not occur prior to the later of (a) two Business Days following the date PricewaterhouseCoopers LLP issues an audit opinion for the financial statements included in TGE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and (b) March 15, 2019 (the “Inside Date”); provided that Acquirors may elect a date prior to the Inside Date for the Closing upon no less than two Business Days’ notice to Sellers (the date on which the Closing takes place, the “Closing Date”).

Section 2.4                                    Withholding. Acquirors shall be entitled to deduct and withhold from the consideration otherwise payable to Sellers pursuant to this Agreement such amounts as Acquirors reasonably determine in good faith that they are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided that Acquirors shall notify Sellers of their determination no later than five Business Days prior to such payment, and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction and withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction and withholding. To the extent that amounts are so withheld and remitted or otherwise paid over to the applicable Governmental Authority, Acquirors shall provide reasonably acceptable proof of such remission or payment to Sellers, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers. Notwithstanding the foregoing, the Parties acknowledge that, assuming that each Seller provides the affidavit described in Section 7.4(a)(iv), no applicable Law requires any such deduction or withholding and that, absent a change in applicable facts or Law, Acquirors shall not make any deduction or withholding with respect to any of the consideration payable to such Seller pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING SELLERS, TGE GP AND THE SUBJECT INTERESTS

Except as set forth on the corresponding section or subsection of the Disclosure Schedules and except where a representation or warranty is expressly limited to a specific Seller, each Seller hereby represents and warrants, severally and not jointly, to Acquirors:

Section 3.1                                    Organization.

(a)                                 If such Seller is an entity, such Seller (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)                                 If such Seller is an entity, such Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c)                                  In the case of Holdings, such Seller has made available to Acquirors true and complete copies of its Organizational Documents as in effect on the date of this Agreement.

Section 3.2                                    Validity of Agreement; Authorization. Such Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. If such Seller is an entity, the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the performance by such Seller of its respective obligations hereunder and thereunder have been duly authorized by such Seller’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be duly executed and delivered by such Seller at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Seller’s valid and binding obligation, enforceable against such Seller in accordance with their respective terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

Section 3.3                                    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) if such Seller is an entity, violate or conflict with any provision of the Organizational Documents of such Seller; (b) violate any applicable Law binding on such Seller; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Seller is a party or by which such Seller is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) upon any of (i) the Subject Interests or (ii) the other properties or assets of such Seller; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Seller, except, in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.4                                    Consents and Approvals. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or a TGE Entities Material Adverse Effect, or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, neither the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is, or will be, a party, nor such Seller’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by such Seller or any TGE Entity.

Section 3.5                                    Ownership of the Subject Interests. Such Seller is the record and beneficial owner of the Class A Shares, Class B Shares and TE Units set forth on Schedule 3.5 opposite such Seller’s name, free and clear of any Encumbrances, except for (a) restrictions on transfer arising under applicable securities Laws and (b) the applicable terms and conditions of this Agreement and the Organizational Documents of such Person, if applicable. The Class A Shares, Class B Shares and TE Units held by such Seller have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in the Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act, as applicable, or in the Organizational Documents of such applicable TGE Entity. Such Seller is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the Class A Shares, Class B Shares and TE Units, by sale, lease, license or otherwise, other than this Agreement. Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, such Seller will assign, convey, transfer and deliver to the applicable Acquiror(s) good and valid title to the Subject Interests free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of any applicable Person.

Section 3.6                                    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of such Seller, TGE GP, TGE or any of their respective Affiliates.

Section 3.7                                    Litigation. There are no Proceedings pending or, to Sellers’ Knowledge, threatened against or involving such Seller, that, individually or in the aggregate, have had or would reasonably be expected to have a Seller Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against such Seller or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.8                                    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against such Seller, and such Seller is not insolvent.

Section 3.9                                    TGE GP.

(a)                                 TGE GP (i) is duly formed, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(b)                                 Holdings is the record and beneficial owner of the GP Interests, which constitute 100% of the outstanding membership interests in TGE GP, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of TGE GP. The membership interests in TGE GP owned by Holdings have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in the Delaware Limited Liability Company Act or in the Organizational Documents of TGE GP. TGE GP is the record and beneficial owner of the TGE General Partner Interest, which constitutes 100% of the outstanding general partner interests in TGE, free and clear of any Encumbrances, except for (A) restrictions on transfer arising under applicable securities Laws and (B) the applicable terms and conditions of this Agreement and the Organizational Documents of TGE. The TGE General Partner Interest has been duly authorized and validly issued and is fully paid and non-assessable except to the extent specified in the Delaware Revised Uniform Limited Partnership Act or in the Organizational Documents of TGE. TGE GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the TGE General Partner Interest by sale, lease, license or otherwise. TGE GP has all necessary limited liability company power and authority to act as general partner of TGE.

(c)                                  Except as described in the Organizational Documents of TGE GP, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating TGE GP to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in TGE GP; (ii) outstanding securities or obligations of any kind of TGE GP which are convertible into or exercisable or exchangeable for any equity interest in TGE GP or any other Person, and TGE GP has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of TGE GP; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of TGE GP having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of TGE GP; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which TGE GP is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of TGE GP.

(d)                                 TGE GP has no material assets or liabilities other than assets or liabilities incidental to TGE GP’s existence or in connection with its ownership of the TGE General Partner Interest. TGE GP has not engaged in or conducted, directly or indirectly, any business or other activities other than acting as the general partner of TGE in accordance with the TGE Partnership Agreement and providing certain ancillary services to Subsidiaries of TGE. Except as set forth on Schedule 3.9(d), TGE GP is not party to any Contract other than Contracts incidental to its existence, in its capacity as general partner of TGE, or in connection with its ownership of the TGE General Partner Interest.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING THE TGE ENTITIES

Except (a) as disclosed in any SEC Report filed with the SEC prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature) or (b) as set forth on the corresponding section or subsection of the Disclosure Schedules, each Seller hereby represents and warrants, severally and not jointly, to Acquirors:

Section 4.1                                    Organization.

(a)                                 Each of the TGE Entities (other than TGE GP) (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(b)                                 Each of the TGE Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(c)                                  Sellers have made available to Acquirors true and complete copies of the Organizational Documents of each of the TGE Entities as in effect on the date of this Agreement.

Section 4.2                                    No Conflict or Violation. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of any of the TGE Entities; (b) violate any applicable Law binding on any of the TGE Entities; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a TGE Entity is a party or by which any TGE Entity is bound or to which any TGE Entity’s properties or assets are subject; or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance or Encumbrances arising under or in connection with the TEP Credit Agreement, the indentures governing the Existing Change of Control Notes or the Rockies Express Credit Agreement) upon any of the properties or assets of any of the TGE Entities; except, in the case of clauses (b), (c), and (d) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect or prevent or materially delay the consummation or performance of the transactions contemplated by any other Transaction Document to which any of the TGE Entities is, or will be, a party, or to materially impair the ability of any TGE Entity to perform its obligations under the Transaction Documents.

Section 4.3                                    TGE Entities Capitalization; Subsidiaries.

(a)                                 As of January 30, 2019, there are outstanding (i) 156,353,761 Class A Shares (excluding equity participation shares granted and outstanding as of such date under the TGE LTIP and the TGE GP LTIP), (ii) 123,887,893 Class B Shares, (iii) the TGE General Partner Interest, (iv) 2,824,146 equity participation shares granted under the TGE LTIP, and (v) 165,000 equity participation shares granted under the TGE GP LTIP. As of January 30, 2019, there are (i) 14,776,032 Class A Shares remaining available with respect to which additional awards may be granted under the TGE LTIP and (ii) 2,959,589 Class A Shares remaining available with respect to which additional awards may be granted under the TGE GP LTIP. TGE is the sole managing member of TE and owns 156,353,761 TE Units. As of January 30, 2019, there are 280,241,654 TE Units outstanding. Except as described in this Section 4.3(a), there are no outstanding equity interests (or interests convertible into equity interests) in TGE or TE.

(b)                                 TE owns (i) a 99.9% limited partner interest in Tallgrass Energy Partners, LP (“TEP”) and (ii) all of the outstanding membership interests in Tallgrass Equity Investments, LLC (“TE Investments”), Tallgrass MLP GP, LLC (“TEP GP”) and Tallgrass Management, LLC. TE Investments owns a 0.1% limited partner interest in TEP. TEP GP owns 100% of the outstanding general partner interests in TEP. TEP GP has all necessary limited liability company power and authority to act as general partner of TEP.

(c)                                  Except (x) as described in the Organizational Documents of the TGE Entities (other than TGE GP) and (y) for the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Class A Shares or other equity awards in accordance with the terms of any existing equity-based bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity holder’s termination of service), with respect to the TGE Entities (other than TGE GP) pursuant to the TGE LTIP or the TGE GP LTIP or entered into in accordance with Section 6.3 after the date of this Agreement, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such TGE Entities (other than TGE GP) to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such TGE Entities (other than TGE GP); (ii) outstanding securities or obligations of any kind of any of such TGE Entities (other than TGE GP) which are convertible into or exercisable or exchangeable for any equity interest in any of such TGE Entities (other than TGE GP) or any other Person, and none of such TGE Entities (other than TGE GP) has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such TGE Entities (other than TGE GP); (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such TGE Entities (other than TGE GP) having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such TGE Entity (other than TGE GP); and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of such TGE Entities (other than TGE GP) is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of such TGE Entities (other than TGE GP) (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Class A Shares (other than Sellers) may have imposed on any Class A Shares other than the Class A Interests).

(d)                                 Schedule 4.3(d) sets forth each Subsidiary of TGE as of the date hereof. As of the date hereof, TGE does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of TGE.

(e)                                  Except as set forth on Schedule 4.3(e), no Person other than TGE or its Subsidiaries owns any interests in any Subsidiary of TGE as of the date hereof.

(f)                                   All of the outstanding equity interests in the TGE Entities held, directly or indirectly, by TGE (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of formation of any TGE Entity), or in the Organizational Documents of such applicable TGE Entity and (ii) are owned, directly or indirectly, by TGE, free and clear of all Encumbrances other than

(x) restrictions on transfer arising under applicable securities Law, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and (y) the applicable terms and conditions of this Agreement, the TEP Credit Agreement, the indentures governing the Existing Change of Control Notes, the Rockies Express Credit Agreement, the Rockies Express Term Loan, the indentures governing the Rockies Express Senior Notes and the Organizational Documents of such TGE Entity.

Section 4.4                                    Financial Statements; SEC Reports. Since January 1, 2017, TGE and TEP, as applicable, have each timely filed all SEC Reports. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of TGE or TEP (as applicable) and their consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of TGE or TEP (as applicable) and their consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of TGE is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.5                                    Disclosure Controls; Sarbanes-Oxley.

(a)                                 TGE has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by TGE in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of TGE GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made.

(b)                                 TGE, and to Sellers’ Knowledge, the directors and officers of TGE GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to TGE.

(c)                                  The representations and warranties contained in this Section 4.5 do not address Tax matters, employee and TGE Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.6                                    Absence of Certain Changes or Events.

(a)                                 Since December 31, 2017, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the TGE Entities that has had or would, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(b)                                 From December 31, 2017 through the date of this Agreement, (i) the business of each of the TGE Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the TGE Entities’ respective properties or assets that are material to the business of the TGE Entities, as applicable, taken as a whole, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect. Without limiting the foregoing, from December 31, 2017 through the date of this Agreement, (i) neither TGE nor TE has declared or paid, or has agreed or committed to declare or pay, any distribution payable in cash, stock or property, other than (x) the declaration and payment of regular quarterly distributions to holders of Class A Shares in accordance with the Organizational Documents of TGE and as approved by the board of directors of TGE GP, in its capacity as the general partner of TGE and (y) cash distributions in respect of TE Units in accordance with the Organizational Documents of TE and (ii) Schedule 4.6(b) sets forth the outstanding borrowings under each of the TEP Credit Agreement, the Rockies Express Credit Agreement and the Rockies Express Term Loan as of 5:00 p.m. Central Daylight Time on the date that is two Business Days prior to the date hereof.

(c)                                  The representations and warranties contained in this Section 4.6 do not address Tax matters, employee and TGE Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.7                                    Compliance with Law; Permits.

(a)                                 The operations of each TGE Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect. None of the TGE Entities nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any TGE Entity, except any such violation as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect. To Sellers’ Knowledge, none of the TGE Entities is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(b)                                 Each of the TGE Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect. None of the TGE Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(c)                                  The representations and warranties contained in this Section 4.7 do not address Tax matters, employee and TGE Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.8                                    Tax Matters.

(a)                                 Each of the TGE Entities has:

(i)                                     timely filed (or has obtained extensions with respect to) all income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii)                                  timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and

(iii)                               timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b)                                 There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the TGE Entities either claimed or raised by any Tax Authority in writing.

(c)                                  Each of the TGE Entities that is classified as a partnership for U.S. federal income Tax purposes has made an election pursuant to Section 754 of the Code, and such election is currently in effect.

(d)                                 There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the TGE Entities.

(e)                                  Except for any agreements between or among the TGE Entities, no TGE Entity is a party to any Tax sharing agreement or Tax indemnity agreement, excluding for the avoidance of doubt any agreement in which Taxes are not the primary subject of the agreement, nor does any TGE Entity have any material continuing obligations under such agreements. No power of attorney related to Taxes which will be in effect after the Closing has been granted by any TGE Entity. None of the TGE Entities has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax return, and the TGE Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations Section 1.1502-6, as a transferee or successor, by Contract or otherwise.

(f)                                   No TGE Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g)                                  TGE has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)                                 TE and each Subsidiary of TE is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulations Section 301.7701-3. Neither TE nor any Subsidiary of TE that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes. Schedule 4.8(h) sets forth the U.S. federal income tax classification of each TGE Entity.

(i)                                     TGE is, and has properly elected to be, classified as an association taxable as a corporation in accordance with Treasury Regulations Section 301.7701-3.

(j)                                    Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.8 contains the sole and exclusive representations and warranties with respect to Tax matters regarding the TGE Entities.

Section 4.9                                    Absence of Undisclosed Liabilities. None of the TGE Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the SEC Reports or (y) in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2017, (b) liabilities incidental to the existence and status of the TGE Entities as entities under the Laws of the State of Delaware, such as annual fees owed to the State of Delaware and fees owed to a Delaware registered agent, or (c) other liabilities of the TGE Entities that would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

Section 4.10                             Employees and Benefit Matters.

(a)                                 None of the employees of any TGE Entity is employed pursuant to the terms of any collective bargaining agreement or other Contract with a labor union. None of the TGE Entities has agreed to recognize any labor union or other collective bargaining representative with respect to any employees of any TGE Entity. No union or other collective bargaining representative, to Sellers’ Knowledge, is attempting or within the past three years has attempted to organize or been certified as the bargaining representative of any employees of the TGE Entities.

No labor disturbance by the employees of the TGE Entities exists or, to Sellers’ Knowledge, is threatened or imminent.

(b)                                 All employees of a TGE Entity are employed by Tallgrass Management, LLC. No individual who provides material services to the TGE Entities, other than as a director of a TGE Entity, is employed by Sellers or any of their Affiliates.

(c)                                  Schedule 4.10(c) contains a list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity-based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit or compensation plan, program, policy, agreement or arrangement which is not described in clause (i) above in which any Continuing Employee participates, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by a TGE Entity or any ERISA Affiliate or with respect to which a TGE Entity has or could have any liability or obligation (each, a “TGE Benefit Plan”).

(d)                                 Each TGE Benefit Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the TGE Benefit Plans as of the date this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(e)                                  With respect to each TGE Benefit Plan, Sellers have made available to Acquirors complete copies of (i) each TGE Benefit Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the current summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS, (iv) the most recent actuarial report or other financial statement, (v) the most recent determination or opinion letter, if any, issued by the IRS, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) and (vii) all non-routine filings made with any Governmental Authorities, in each case, as of the date hereof.

(f)                                   Each TGE Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) satisfies the requirements of Section 401(a) of the Code, (ii) is maintained pursuant to a prototype document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination from the IRS as to its qualification, (iii) to Sellers’ Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification and (iv) has not been terminated or partially terminated within the meaning of Section 411(d)(3) of the Code. No event has occurred and no condition exists that would subject the TGE Entities, either directly or by reason of affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code, and no nonexempt

“prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any TGE Benefit Plan, except where such event or nonexempt prohibited transaction would not, individually or in the aggregate, reasonably be expected to result in material liability for any TGE Entity.

(g)                                  No TGE Benefit Plan provides, and no TGE Entity has incurred any current or projected liability in respect of, post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees or any other Person, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each TGE Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or liability to any TGE Entity.

(h)                                 No TGE Entity nor any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within the previous six years contributed to or had an obligation to contribute to, and no TGE Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(i)                                     With respect to any TGE Benefit Plan that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement by any TGE Entity or any of their ERISA Affiliates, (i) no “withdrawal liability,” within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied and (iii) no failure to satisfy the “minimum funding standards,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has occurred.

(j)                                    With respect to any TGE Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to Sellers’ Knowledge, threatened, (ii) to Sellers’ Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authorities are pending, or, to Sellers’ Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(k)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any employee or other service provider to vested rights, payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness, in each case, under or in connection with any TGE Benefit Plan.

(l)                                     No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any TGE Entity who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No TGE Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or Section 457A of the Code.

(m)                             Each TGE Benefit Plan that could be a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder that could be nonqualified deferred compensation subject to Section 409A of the Code, has been operated, documented and maintained in material compliance with Section 409A of the Code. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.

(n)                                 No TGE Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.

(o)                                 Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.10 contains the sole and exclusive representations and warranties with respect to employees and the TGE Benefit Plans.

Section 4.11                             Insurance. The insurance policies covering the TGE Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, provide reasonably adequate coverage in all material respects for all customary, material risks incident to the businesses of the TGE Entities and are in all material respects in force in accordance with their terms. None of the TGE Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

Section 4.12                             Regulatory Matters. None of the TGE Entities is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13                             Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect:

(a)                                 Each of the TGE Entities is, and, for the past five years has been, in compliance with any and all applicable Environmental Laws and, to Sellers’ Knowledge, no capital expenditures are required to maintain compliance with such Environmental Laws.

(b)                                 Each of the TGE Entities has received all Permits required of it under applicable Environmental Laws to conduct its respective business, and all such Permits are in full force and effect or have been timely applied for renewal. To Sellers’ Knowledge, no such Permits are subject to challenge by a third party or adverse modification by a Governmental Authority.

(c)                                  There are no Proceedings or Orders pending or, to Sellers’ Knowledge, threatened against or involving either Sellers or the TGE Entities pursuant to any Environmental Law or related to any Release of Hazardous Materials.

(d)                                 To Sellers’ Knowledge, none of the TGE Entities has any liability in connection with any Release of any Hazardous Materials at any location under any applicable Environmental Law.

(e)                                  Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.13 contains the sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 4.14                             Material Contracts.

(a)                                 As of the date of this Agreement, the Material Contracts made available to Acquirors include all Material Contracts to which a TGE Entity is a party or otherwise bound.

(b)                                 Each of the Material Contracts to which any TGE Entity is a party (i) constitutes the legal, valid and binding obligation of each such TGE Entity party thereto, and, to Sellers’ Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, and (ii) is in full force and effect, except insofar as such enforceability may be limited by Enforceability Exceptions, in each case, except as would not, individually or in the aggregate, be reasonably be expected to have a TGE Entities Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to Acquirors.

(c)                                  No TGE Entity or, to Sellers’ Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to Sellers’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a TGE Entity or any other party to such Material Contract.

Section 4.15                             Litigation.

(a)                                 Since December 31, 2017, there have been no Proceedings or Orders pending or, to Sellers’ Knowledge, threatened against or involving the TGE Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a TGE Entities Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any TGE Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect. To Sellers’ Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the TGE Entities to own, use or operate the assets or businesses of the TGE Entities as they are currently owned, used, operated and conducted by the TGE Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the TGE Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

(b)                                 The representations and warranties contained in this Section 4.15 do not address Tax matters, employee and TGE Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.16                             Title to Property and Assets. Each of the TGE Entities has good (and with respect to real property, indefeasible) title to, or valid leasehold or other interests in, as applicable, all real and personal property described in the SEC Reports, as owned, leased or used and occupied by such TGE Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect, (b) Permitted Encumbrances, or (c) Encumbrances created under the Organizational Documents of any TGE Entity or created under or permitted by the TEP Credit Agreement, the indentures governing the Existing Change of Control Notes, the Rockies Express Credit Agreement, the Rockies Express Term Loan or the indentures governing the Rockies Express Senior Notes. At and immediately following the Closing, the assets owned or held for use by the TGE Entities will constitute all of the material assets and properties used to enable the TGE Entities to conduct their business in substantially the same manner as conducted by the TGE Entities as of the date of this Agreement (but taking into account any dispositions permitted after the date hereof by Section 6.3(c)).

Section 4.17                             Intellectual Property. Each of the TGE Entities, with respect to the assets owned by or licensed to the TGE Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of its respective business in the manner described in the SEC Reports, and, to Sellers’ Knowledge, has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others, except as such conflict or lack of ownership or possession of rights would not, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect.

Section 4.18                             Listing. The Class A Shares of TGE are listed on the New York Stock Exchange.

Section 4.19                             Affiliate Transactions.  No relationship, direct or indirect, that would be required to be described in any report filed or furnished by TGE (or TGE GP if TGE GP were a public company) pursuant to Item 404 of Regulation S-K exists between or among any of the TGE Entities, on the one hand, and any “affiliate,” equity holder, director, manager, officer, customer or supplier of any of the TGE Entities, on the other hand, that has not been described in the SEC Reports.

Section 4.20                             FERC Regulatory Status. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a TGE Entities Material Adverse Effect: (a) the TGE Entities are and, since January 1, 2016, have been in compliance with all applicable requirements of the Natural Gas Act, the Natural Gas Policy Act of 1978 and the Interstate Commerce Act and the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission (“FERC”); and (b) there are no Proceedings pending or, to Sellers’ Knowledge, threatened before FERC, the Department of Transportation, any state public utility commission or any other Governmental Authority for the modification of any tariff rate(s) or other tariff provisions on file with FERC or any other Governmental Authority, or for the determination of compliance by the TGE Entities with any applicable Law.

Section 4.21                             OFAC. None of the TGE Entities nor, to Sellers’ Knowledge, any director, officer, agent, employee or Affiliate of any of the TGE Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.22                             PATRIOT Act Compliance. None of the TGE Entities is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any USA PATRIOT Act Offense.

Section 4.23                             Anti-Corruption. None of the TGE Entities, or any of their respective directors, officers, employees, or to Sellers’ knowledge, any of its representatives, consultants, or any other Person acting for or on behalf of the foregoing (individually and collectively) has for the past five years, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments to any officer, employee, or agent of any Governmental Authority, to any political party, political party official, or candidate for political office, or to any other Persons, where such action would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any Laws prohibiting commercial bribery, or any other applicable Law prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). The TGE Entities have implemented and maintain policies and procedures reasonably designed to detect and prevent violations of Applicable Anti-Corruption Laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

Acquirors represent and warrant, jointly and severally, to Sellers as follows:

Section 5.1                                    Organization.

(a)                                 Each Acquiror (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)                                 Each Acquiror is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2                                    Validity of Agreement; Authorization. Each Acquiror has full power and authority to enter into this Agreement and the other Transaction Documents to which such Acquiror is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Acquiror is a party and the performance by such Acquiror of its respective obligations hereunder and thereunder have been duly authorized by such Acquiror’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Acquiror are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which such Acquiror is a party have been duly executed and delivered by such Acquiror (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be duly executed and delivered by such Acquiror at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Acquiror’s valid and binding obligation, enforceable against such Acquiror in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.3                                    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Acquiror is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of its Organizational Documents; (b) violate any applicable Law binding on such Acquiror; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Acquiror is a party or by which such Acquiror is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of such Acquiror’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Acquiror except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.4                                    Consents and Approvals. Except as set forth on Schedule 5.4, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of any Acquiror) is required for such Acquiror to execute and deliver this Agreement or the other Transaction Documents to which such Acquiror is a party or to perform its respective obligations hereunder or thereunder.

Section 5.5                                    Brokers. Except for the fees and expenses payable to Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of any Acquiror or any of its Affiliates.

Section 5.6                                    Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to Sellers the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions. No event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of the Guarantors under the Limited Guarantee.

Section 5.7                                    Available Funds. As of the date hereof, Acquirors have delivered to Sellers certified true and complete fully executed copies of the Commitment Letters (together with all exhibits, schedules and annexes thereto). The aggregate proceeds contemplated by the Financing pursuant to the Commitment Letters will be, if funded in accordance with the terms and conditions of the Commitment Letters (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter), sufficient for Acquirors to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the cash Purchase Price and any fees and expenses of or payable by Acquirors under this Agreement and the Commitment Letters that are due and payable on the Closing Date (collectively, the “Required Amount”). As of the date hereof, each of the Commitment Letters has been accepted by Acquirors, is in full force and effect and constitutes the legal, valid and binding obligation of Acquirors and, to Acquirors’ Knowledge, each other party thereto, enforceable against each party thereto in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions. Acquirors have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement pursuant to the Commitment Letters or otherwise in connection with the Financing. As of the date hereof, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of Acquirors or, to Acquirors’ Knowledge, any other party thereto under any of the Commitment Letters. There are no conditions precedent related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letters other than as expressly set forth in the Commitment Letters. No party to any Commitment Letter has any right to impose, and Acquirors do not have an obligation to accept, any condition precedent to such funding other than as expressly set forth in the applicable Commitment Letter, or any reduction to the aggregate amount available under the Commitment Letters at Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Commitment Letters at Closing) to an amount that would be insufficient for the Acquirors to consummate the transactions contemplated by this Agreement and the other Transactions Documents, including payment of the Required Amount. Assuming (a) the accuracy of Sellers’ representations and warranties in Article III and Article IV of this Agreement and (b) the performance by Sellers of their respective obligations in Article VII of this Agreement, as of the date hereof, Acquirors do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing needed to pay the Required Amount will not be available to Acquirors on or prior to the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Acquirors under the terms and conditions of the Commitment Letters. None of the Commitment Letters has been modified or amended as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) and, as of the date hereof, none of the commitments under any of the Commitment Letters has been withdrawn or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which Acquirors or any of their respective Affiliates is a party relating to the Financing that could adversely affect the availability of the Debt Financing or the Equity Financing that have not been disclosed to Sellers. Acquirors acknowledge and agree that it is not a condition to the Closing or to any of their obligations under this Agreement that Acquirors obtain financing (including the Financing or any alternative financing) for, or related to, any of the transactions contemplated by this Agreement.

Section 5.8                                    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Acquirors’ Knowledge, threatened against any Acquiror, and no Acquiror is insolvent. To Acquirors’ Knowledge, there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or threatened against any other party to any Commitment Letter.

Section 5.9                                    Investment Intent; Investment Experience; Restricted Securities. In acquiring the Subject Interests, Acquirors are not offering or selling, and shall not offer or sell the Subject Interests, in connection with any distribution of any of such Subject Interests, and Acquirors have no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Each Acquiror acknowledges that it can bear the economic risk of its investment in the Subject Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Interests. Each Acquiror is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Such Acquiror understands that the Subject Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Subject Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.10                             Litigation. There are no Proceedings pending or, to Acquirors’ Knowledge, threatened against or involving any Acquiror, that, individually or in the aggregate, have had or would reasonably be expected to have an Acquiror Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against any Acquiror or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

ARTICLE VI
COVENANTS

Section 6.1                                    Access. From the date hereof until the Closing Date, Sellers shall cause the TGE Entities to provide Acquirors and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the TGE Entities; provided that such access does not unreasonably interfere with the normal operations of any of the TGE Entities. The information provided pursuant to this Section 6.1 shall constitute Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement. Nothing set forth in this Agreement shall require Sellers to, or to cause any TGE Entity to, (a) allow Acquirors and their Affiliates or Representatives to, and Acquirors and their Affiliates and Representatives shall not, conduct any sampling, boring drilling or other invasive investigation activities with respect to soil, groundwater or other media, including any Phase II Environmental Site Assessments, (b) provide Acquirors and their Affiliates or Representatives with any information regarding Sellers’ businesses, assets, financial performance or condition or operations not involving the TGE Entities, or (c) provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege otherwise applicable with respect to such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date hereof by the TGE Entity providing such information. Acquirors shall, at their sole cost and expense and without any cost and expense to Sellers or the TGE Entities, restore the properties and assets of the TGE Entities to at least the same condition they were in prior to the commencement of any access provided to Acquirors and their Affiliates and Representatives, including repair of any damage done or resulting from such access.

Section 6.2                                    Consummation of the Transaction.  Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Affiliates under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable (including, with respect to Acquirors, by refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it more difficult to secure such Required Approvals); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law. Notwithstanding anything to the contrary in this Section 6.2, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) to remove references or other information concerning the valuation of the Subject Interests, (y) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.2) and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary in this Agreement, no Acquiror, nor any of the Equity Investors, nor any of their respective Affiliates or Subsidiaries (including, for the avoidance of doubt, any direct or indirect portfolio companies of investment funds advised or managed by an Equity Investor or its Affiliates) will be required to sell, license, divest of, hold separate or dispose of its or any of its Affiliates’ businesses, product lines or assets or any interest therein.

Section 6.3                                    Conduct Pending the Closing. Prior to the Closing Date, Sellers shall cause TGE GP, and shall cause TGE GP to cause the other TGE Entities, to operate in the ordinary course of business consistent with past practices except as prohibited by applicable Law. Except (1) as provided in this Agreement or any of the other Transaction Documents, (2) as described on Schedule 6.3, (3) as required by applicable Law, or (4) as consented to in writing by Acquirors (such consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing

Date, Sellers shall cause TGE GP not to, and shall cause TGE GP to cause the other TGE Entities not to, as applicable:

(a)                                 amend the Organizational Documents of (i) TGE GP, TGE or TE or (ii) any other TGE Entity if, in the case of this clause (ii), such amendment is adverse to the Acquirors or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;

(b)                                 declare or pay any distribution payable in cash, stock or property, other than (x) the declaration and payment of regular quarterly distributions to holders of Class A Shares in accordance with the Organizational Documents of TGE and as approved by the board of directors of TGE GP, in its capacity as the general partner of TGE, in amounts not in excess of those set forth on Schedule 6.3(b) and (y) cash distributions in respect of TE Units in accordance with the Organizational Documents of TE in amounts not in excess of those set forth on Schedule 6.3(b);

(c)                                  make or enter into any transaction or series of related transactions for the acquisition or disposition of assets or property or the expansion of, or other capital projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $50,000,000 individually or in the aggregate; provided, however, that nothing in this Section 6.3(c) shall be deemed to constitute a restriction on any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count toward the dollar limitation referenced in this Section 6.3(c);

(d)                                 split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any TGE Entity’s capital stock or other equity interests;

(e)                                  enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, to the extent such transaction would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;

(f)                                   issue, deliver or sell any equity securities in any TGE Entity; provided, however, that this Section 6.3(f) shall not restrict or limit the ability of any TGE Entity to make equity grants pursuant to its or its Affiliates’ employee benefit plans as permitted pursuant to Section 6.3(g); provided, further, that nothing in this Section 6.3(f) shall be deemed to restrict the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Class A Shares or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service);

(g)                                  repurchase, redeem or otherwise acquire any securities of any TGE Entity;

(h)                                 grant any awards consisting of Class A Shares or other equity securities in any TGE Entity under the TGE LTIP, the TGE GP LTIP or any other equity incentive plan other than (x) in the ordinary course of business consistent with past practice, (y) as retention incentives, or (z) the payment of bonuses in the form of equity-based awards;

(i)                                     waive, release, assign, settle or compromise any Proceedings to which a TGE Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, settlement or compromise would reasonably be expected to result in a TGE Entities Material Adverse Effect;

(j)                                    create, assume, incur or modify, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under any Existing Credit Facility) except for indebtedness that does not exceed $25,000,000 individually or in the aggregate and does not violate the terms of any other then-existing indebtedness of any TGE Entity; provided, however, that the borrowing of funds under the Existing Credit Facility to fund (A) the working capital needs of the TGE Entities set forth on Schedule 6.3(j), (B) any activity, transaction or project that is not otherwise prohibited by this Section 6.3 or (C) expenditures authorized in the annual budget made available to Acquirors shall not count toward the dollar limitation referenced in this Section 6.3(j); provided, further that TGE GP shall not create, assume, incur or modify, either directly or indirectly, any indebtedness;

(k)                                 with respect to TGE GP, (i) except solely in its capacity as the general partner of TGE and in the ordinary course of business consistent with past practice, enter into any agreement or incur any Liability or (ii) waive any rights or benefits attributable to TGE GP’s ownership of the TGE General Partner Interests that would be binding on TGE GP or its ownership of the TGE General Partner Interests after the Closing;

(l)                                     enter into any Contract with Sellers or any of their Affiliates; or

(m)                             (i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents.

Section 6.4                                    Financing.

(a)                                 Prior to the Closing, each Seller shall use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its Representatives and the TGE Entities and their respective Representatives to provide, assistance with the Debt Financing as is reasonably requested by Acquirors, in each case, in connection with the arrangement of, and the satisfaction on a timely basis of all relevant conditions precedent to, the Debt Financing. Such assistance shall include, but not be limited to: (i) reasonable participation in, and assistance with, the preparation of the Marketing Material and rating agency presentations; (ii) reasonable participation by senior management of the TGE Entities in a reasonable number of rating agency presentations (including with respect to the Existing Change of Control Notes Consents), meetings with prospective lenders, road shows and drafting sessions, in each case upon reasonable prior notice and at times and locations to be mutually agreed in good faith; (iii) delivering the Financing Information to Acquirors (and such other financial and operational information reasonably requested by the Acquirors or the Financing Sources), provided that Sellers shall not be responsible for the preparation of pro forma or projected financial information, which shall be prepared solely by Acquirors and Sellers shall have no liability with respect to such information prepared by Acquirors) as promptly as reasonably practicable once available; (iv) delivering customary authorization letters authorizing the distribution of Marketing Material to prospective investors (including in connection with any Debt Financing of TEP and its Subsidiaries pursuant to the Senior Bridge Facility (as such term is defined in the Debt Commitment Letter) solely in connection with the purchase, if any, of any Existing Change of Control Notes validly tendered pursuant to a Change of Control Offer, Alternate Offer or other offer to purchase as described in subclauses (i) and (ii) of Section 6.15(b)); (v) furnishing Acquirors and the Financing Sources promptly, and, in any event, at least four Business Days prior to the Closing Date, with all documentation and other information in respect of the TGE Entities that any Lender has requested in writing at least nine Business Days prior to the Closing Date that is required by Governmental Authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (vi) assisting Acquirors in connection with the preparation by Acquirors of the Debt Financing Documents (and, in the case of any Debt Financing of TEP and its Subsidiaries pursuant to the Senior Bridge Facility (as such term is defined in the Debt Commitment Letter) or in connection with an offering of notes in lieu thereof solely in connection with the purchase, if any, of any Existing Change of Control Notes validly tendered pursuant to a Change of Control Offer, Alternate Offer or other offer to purchase as described in subclauses (i) and (ii) of Section 6.15(b), executing and delivering the Debt Financing Documents with respect thereto) and the issuance of securities, borrowing of loans and/or granting of a security interest (and perfection thereof) in the Subject Interests, including (x) requesting that the transfer agent with respect to the applicable TGE Entity make any applicable notations in the equity register of the applicable TGE Entity reflecting the pledge of its equity interests that constitute collateral in favor of the Financing Sources or an agent or trustee on their behalf if required and (y) causing the Organizational Documents of the TGE Entities to be amended in a manner to permit or facilitate the Debt Financing and security interests granted in connection therewith, (vii) requesting customary independent accountants’ comfort letters (including customary “negative assurance” statements) and consents from the auditor(s) of the audited financial statements provided as part of the Financing Information, including issuing any customary representation letters in connection therewith to such auditor(s) in connection with any financial statements included in any offering documents in respect of the Debt Financing and (viii) cooperating as contemplated by Section 6.15. Information provided by Sellers or the TGE Entities in connection with the Debt Financing shall only be provided to sources or potential sources of financing and rating agencies that have agreed to be bound by (x) the Confidentiality Agreement as if such Person(s) were party thereto or (y) customary confidentiality provisions. Sellers hereby consent to the use of all of the TGE Entities’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers, the TGE Entities, their respective Affiliates or their respective business, or the reputation or goodwill thereof. Acquirors acknowledge and agree that the obtaining of the Debt Financing shall not constitute a condition to Acquirors obligation to close the transactions contemplated by this Agreement.

(b)                                 Notwithstanding anything to the contrary in Section 6.4(a), (i) no Seller or TGE Entity or any of their respective Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing Documents or execute or deliver any certificate, document, instrument or agreement in connection therewith or the Financing that is effective prior to the Closing (except for (A) the authorization letters set forth in Section 6.4(a)(iv) and (B) those relating to the Specified Funded Indebtedness Accommodations); (ii) no obligation of any Seller or TGE Entity or any of their respective Affiliates or any of their respective partners, members or Representatives under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent, be effective until Closing (except for (A) the authorization letters set forth in Section 6.4(a)(iv) and (B) those relating to the Specified Funded Indebtedness Accommodations); (iii) no Seller or TGE Entity or any of their respective Affiliates or any of their respective partners, members or Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or Liability (except for any cost or expense that is subject to the expense reimbursement provision expressly set forth in Section 6.4(e)), in connection with the Debt Financing; (iv) no such cooperation shall be required to the extent that any such action, in the good faith determination of any Seller or TGE Entity, would unreasonably interfere with the ongoing business or operations of any Seller or TGE Entity or any of their respective Affiliates; (v) no Seller or TGE Entity or any of their respective Affiliates or any of their respective partners, members or Representatives shall be required to deliver any information if it is not reasonably available to it or prepared in the ordinary course of its business; (vi) no Seller or TGE Entity or any of their respective Affiliates or any of their respective partners, members or Representatives shall be required to deliver any certificate, document, instrument or agreement if any representation and warranty or certification set forth therein would be inaccurate in any material respect or would reasonably be expected to result in personal liability; (vii) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Contract of any Seller or this Agreement; (viii) other than the obligations of Sellers set forth in Section 6.4(a), no TGE Entity, nor any of their respective Affiliates or any of their respective partners, members or Representatives shall incur any Liability with respect to the Debt Financing; and (ix) no TGE Entity shall be a party to any agreement, certificate, document or instrument with respect to the Debt Financing (except with respect to (w) the authorization letters set forth in Section 6.4(a)(iv); (x) customary control agreements (which may be in the form of an issuer’s acknowledgement) with respect to Class B Shares and TE Units to the extent pledged by Acquirors as collateral under the Debt Financing; (y) any documents necessary for the cooperation contemplated in Section 6.4(a)(vi) and (z) any Debt Financing Documents with respect to the purchase of any Existing Change of Control Notes described in Section 6.4(a)(vi)).

(c)                                  Acquirors shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to arrange, consummate and obtain the Financing (to the extent contemplated by the Commitment Letters to be funded on the Closing Date) on the Closing Date on terms and conditions no less favorable to Acquirors than the terms and conditions described in the Commitment Letters. Such actions shall include, but not be limited to, using reasonable best efforts to: (i) maintain in effect the Commitment Letters, provided that Acquirors may replace or amend the Debt Commitment Papers (including adding new lenders, lead arrangers, bookrunners, syndication agents or similar entities to the Debt Commitment Papers pursuant to the terms thereto) in accordance with this Section 6.4(c) and Section 6.4(d); (ii) ensure the participation by senior management of Acquirors in, and assistance by senior management of Acquirors with, the preparation of rating agency presentations and meetings and meetings with prospective lenders; (iii) cause the Equity Financing to be consummated upon satisfaction of the conditions set forth in the Equity Commitment Letter; (iv) satisfy on a timely basis all Financing Conditions (unless such conditions are waived) that are within Acquirors’ or their respective Affiliates’ control; (v) negotiate, execute and deliver Debt Financing Documents on terms no less favorable to Acquirors than the terms contained in the Debt Commitment Papers (including any “market flex” provisions of the Fee Letter) and (vi) diligently and in good faith enforce its rights under the Commitment Letters. In the event that all conditions contained in the Commitment Letters have been satisfied (or upon funding will be satisfied) and all closing conditions contained in Article VII of this Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied at the Closing) or waived, to the extent permitted by applicable Law, by the Party entitled to the benefit thereof, each Acquiror shall use its reasonable best efforts (including by taking enforcement action) to cause the Financing to be funded on the Closing Date. Acquirors shall not, without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed), permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, or enter into any other agreements, side letters or arrangements relating to, (x) the Equity Commitment Letter or (y) the Debt Commitment Papers, if such amendment, supplement, modification, waiver, replacement or other agreements, side letters or arrangements (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) to the Debt Commitment Papers would (A) reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (B) reduce the aggregate amount of the Financing from that contemplated in the Commitment Letters to an amount less than the Required Amount, (C) materially and adversely affect the ability of Acquirors to enforce their rights against any of the other parties to the Commitment Letters as so amended, supplemented, modified, waived or replaced, relative to the ability of Acquirors to enforce their rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (D) add new or additional conditions, or otherwise expand upon the conditions precedent to the Financing as set forth in the Commitment Letters, or modify the terms of the Financing, in a manner that would reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by this Agreement (the “Prohibited Conditions”). Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Papers in accordance with this Section 6.4(c) or Section 6.4(d) below, Acquirors shall promptly deliver to Sellers a true and complete copy thereof, and the terms “Debt Commitment Letter,” “Debt Commitment Papers” and “Debt Financing” shall refer to the Debt Commitment Papers as so amended, supplemented, modified, waived or replaced and the Debt Financing contemplated thereby. Acquirors shall keep Sellers informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and obtain any Financing upon written request by Sellers therefor.

(d)                                 Acquirors shall give Sellers prompt written notice of (i) any material breach, default, termination or written repudiation by any party to the Commitment Letters of which any Acquiror or any of their respective Affiliates becomes aware; (ii) the receipt by Acquirors of any written notice or other written communication from any Financing Source or Equity Investor with respect to any actual or potential breach, default, termination or written repudiation by such party to the Commitment Letters, or of any provisions thereto; and (iii) the occurrence of any event or development that Acquirors expect to have an adverse impact on the ability of Acquirors to obtain the timely funding of the Required Amount on the Closing Date or to consummate the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within three Business Days of the date Sellers deliver to Acquirors a written request, Acquirors shall provide any information reasonably requested by Sellers relating to any circumstance referred to in the immediately preceding sentence. Without limiting Acquirors’ obligations hereunder, if any portion of the Debt Financing becomes unavailable or Acquirors become aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Papers, each Acquiror shall (A) notify Sellers of the occurrence thereof and the reasons therefor on a reasonably prompt basis; (B) use its reasonable best efforts to obtain, as promptly as practicable after the occurrence of such event, alternative financing from the same or alternative financing sources (1) in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof (in each case, after giving effect to any increase, if any, in the amount of the equity financing to be provided pursuant to the Equity Commitment Letter) and (2) which alternate financing shall not be subject to any conditions precedent that would constitute Prohibited Conditions and shall otherwise be on terms (including structure, covenants and pricing) not materially less favorable to Acquirors than the terms and conditions set forth in the Commitment Letters (including any “market flex” provisions contained in the Fee Letter); (C) keep Sellers reasonably informed on a current basis of the status of their efforts to consummate such alternative financing; and (D) provide Sellers with true and complete fully executed copies of the documentation with respect to any new financing. Neither Acquirors nor any of their respective Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters except as provided herein. Notwithstanding the foregoing, in no event shall Acquirors be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Law.

(e)                                  Acquirors shall, upon request by any Seller, its current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Seller Indemnified Parties”), or any TGE Entity, reimburse such Seller Indemnified Parties or TGE Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Seller Indemnified Parties or TGE Entities, as applicable, including reasonable attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.4 (including this Section 6.4(e)) and Section 6.15 (including, for the avoidance of doubt, any fees paid to the holders of the Existing Change of Control Notes in connection with the attainment of the Existing Change of Control Notes Consents); provided that no such reimbursement shall be required to be made until the earlier of (x) the Closing Date or (y) 10 Business Days following the termination of this Agreement in accordance with Article IX. Acquirors shall indemnify and hold harmless the Seller Indemnified Parties and the TGE Entities from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Financing, capital markets transactions or related transactions in connection with financing the transactions contemplated this Agreement and the other Transaction Documents, and the performance of their respective obligations under this Section 6.4 (including any action taken in accordance with this Section 6.4(e)) and any information utilized in connection therewith; provided, however, that the foregoing obligations to any Seller Indemnified Party shall not apply to any information provided by Sellers or Sellers’ Affiliates or other their respective Representatives or to any Losses incurred (i) as a result of the willful misconduct or gross negligence of any such Seller Indemnified Party or (ii) arising out of any material misstatement or omission of information provided hereunder by any such Seller Indemnified Party. This Section 6.4(e) shall survive the consummation of the transactions contemplated by this Agreement and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, each of the third party beneficiaries hereto.

(f)                                   It is the intent of Acquirors to seek to raise equity from third-party investors other than those investors contemplated to fund amounts under the Equity Commitment Letter and in addition to and in excess of the equity contemplated by the Equity Commitment Letter on terms and conditions reasonably acceptable to Acquirors  (such additional equity, the “Additional Equity Financing”) in amounts sufficient to eliminate the need for any portion of the Purchase Price to be payable by the issuance by the issuers thereunder of the Seller Notes. In furtherance of the foregoing, Acquirors shall use their commercially reasonable efforts to arrange, consummate and obtain Additional Equity Financing on or before the Closing Date in an aggregate amount at least equal to the aggregate principal amount of Seller Notes set forth on Schedule 2.1; provided, that Acquirors shall not be required in connection with such efforts to provide any consideration or grant any rights to any Person beyond the ability to participate through BIP GP controlled vehicles in such transaction through customary co-investment vehicles at the same cost as is applicable to Affiliates of BIP GP. To the extent required by the equity sweep provisions of the Seller Note, the net proceeds of any Additional Equity Financing will be used on the Closing Date to reduce on a pro rata basis the portion of the Purchase Price otherwise payable to each of DGD Trust, EMG and Kelso under the Seller Notes and to increase on a pro rata basis the portion of the Purchase Price otherwise payable to each of DGD Trust, EMG and Kelso in cash.  Notwithstanding the remainder of this Section 6.4(f), so long as Acquirors have complied with their obligations in this Section 6.4(f), in no event will any failure to actually obtain any amount of Additional Equity Financing result in a breach of this Agreement.

Section 6.5                                    Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Subject Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Sellers on the one hand, nor Acquirors on the other hand, will, without the prior written consent of the other, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to another Party as such other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

Section 6.6                                    Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of Acquirors and their Affiliates, on the one hand, nor Sellers and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Acquirors, on the one hand, or Sellers, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to the Transaction Documents or the transactions contemplated thereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.6.

Section 6.7                                    Confidential Information.

(a)                                 For two years after the Closing, Sellers and their respective Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business, management or operations of the TGE Entities prior to the Closing Date.

(b)                                 Notwithstanding the foregoing, Sellers and their respective Affiliates and any of their respective Representatives may disclose or use any information relating to the business, management or operations of the TGE Entities:

(i)                                     if required by Law, including any applicable stock exchange rule or requirement of the SEC, except that the disclosing Party shall (x) if legally permissible, prior to making any such disclosure, seek a protective order or other relief from the requirement to disclose such information and (y) if it is legally impermissible to seek such relief or if no such relief is granted, disclose only such information as is legally required to be disclosed;

(ii)                                  if such disclosure is to another Person and, at the time such information is provided, such other Person is already in the possession of such information and is bound by confidentiality obligations with respect to such information that are at least as stringent (including, for the avoidance of doubt, with respect to the time period of such confidentiality obligations) as those contained in this Agreement and any other Transaction Documents;

(iii)                               if such disclosure is to a Representative of any Seller or any Affiliate of any Seller that agrees to keep such disclosure confidential; or

(iv)                              if the use, private disclosure in the ordinary course of business, or public disclosure of such information is solely undertaken by the TGE Entities and, in each case, such information solely relates to the business and operations of the TGE Entities and not of Sellers, their Affiliates or their respective businesses or operations.

(c)                                  Nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the SEC or any other Governmental Authority regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to an individual from any Governmental Authority; (iii) testifying, participating or otherwise assisting in a Proceeding by any Governmental Authority relating to a possible violation of Law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or another Governmental Authority. No individual will be required to obtain prior authorization from Acquirors, Sellers or any of their respective Affiliates before engaging in any of the conduct described in the first sentence of this Section 6.7(c), or to notify Acquirors, Sellers or their respective Affiliates of having engaged in any such conduct.

(d)                                 For the avoidance of doubt, nothing in this Section 6.7 is intended to, nor does it, modify any confidentiality provisions (including, for the avoidance of doubt, any qualifications and exceptions thereto) contained in any agreement between any of the TGE Entities, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand.

Section 6.8                                    Resignations. Sellers shall and shall cause the TGE Entities to (a) use commercially reasonable efforts to deliver at the Closing duly executed letters of resignation or (b) cause the removal, in each case, effective as of the Closing, of the individuals listed on Schedule 6.8 (collectively, the “Resigning Directors and Officers”).

Section 6.9                                    Certain Insurance and Indemnification Matters.

(a)                                 Acquirors agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any TGE Entity or (y) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any TGE Entity as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such TGE Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 6.9(a), shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and Acquirors shall cause each TGE Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities during such period. For a period of not less than six years, Acquirors shall not, and shall not cause or permit any TGE Entity to, amend, restate, waive or terminate any Organizational Document of the TGE Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.

(b)                                 Acquirors covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, Acquirors shall cause such applicable TGE Entity (i) to continue in effect the current fiduciary liability insurance policy or policies that such TGE Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (x) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as such Covered Person as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the fiduciary liability insurance or similar policy maintained by the TGE Entities as of the date of this Agreement; provided that Acquirors and the TGE Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount.

(c)                                  In the event that any Acquiror or any TGE Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.9.

(d)                                 The provisions of this Section 6.9 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.9 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.9 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the TGE Entities, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any TGE Entity or applicable Law.

(e)                                  This Section 6.9 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

Section 6.10                             Post-Closing Access; Records. From and after the Closing, Acquirors and their Affiliates shall make or cause to be available to Sellers all books, records, Tax Returns and documents of the TGE Entities (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to, or filings with, equityholders or Governmental Authorities or (c) such other purposes for which access to such documents is determined by such requesting Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit or other Proceeding, or the determination of any matter relating to the rights and obligations of Sellers or any of their Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of

Acquirors, their Affiliates or the TGE Entities and the reasonable out-of-pocket expenses of Acquirors, their Affiliates or the TGE Entities incurred in connection therewith shall be paid by Sellers. Acquirors shall cause each TGE Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) seven years after the Closing Date and (ii) any applicable statute of limitations, as the same may be extended and, in each case, shall offer to transfer such Tax Returns, books, records and other documents to the Major Sellers at the end of the period in which it maintains and preserves such records.

Section 6.11                             Exclusivity. Prior to the earlier of the Closing or the termination of this Agreement, Sellers shall not, and shall not permit their Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into with any Third Party any transaction involving a merger, consolidation, business combination or purchase or disposition of the Subject Interests other than the transactions contemplated by the Transaction Documents (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with any Third Party in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Third Party, any nonpublic information concerning the Subject Interests in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Upon or prior to the execution of this Agreement, Sellers shall, and shall cause their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquirors) conducted heretofore with respect to any Acquisition Transaction.

Section 6.12                             Tax Matters.

(a)                                 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by Acquirors, and any Party required by applicable Law to file Tax Returns with respect to such Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and the other Parties agree to cooperate in the preparing of any such Tax Return and other documentation. If required by applicable Law, the Parties agree to join in the execution of any such Tax Return and other documentation.

(b)                                 Purchase Price Allocation. Acquirors and Sellers agree to allocate, for U.S. federal income tax purposes, the Purchase Price and any other consideration as determined for U.S. federal income tax purposes (together with the Purchase Price, the “Tax Consideration”) among the GP Interests, the Up-C Interests and the Class A Interests as set forth on Schedule 6.12(b). Acquirors and Sellers agree to use commercially reasonable efforts to allocate the Tax Consideration among the assets of each applicable TGE Entity in a manner consistent with applicable U.S. federal income tax rules, including Section 1060 of the Code and, as applicable, Sections 743(b), 751 and 755 of the Code. Acquirors and Sellers agree to treat and report the transactions contemplated by this Agreement in all respects consistent with such agreed allocation, if any, for purposes of any U.S. federal and applicable state income Taxes (including any statements required under Treasury Regulations Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code) and not take any action inconsistent with such agreed allocation, if any, except as required by applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that no Acquiror or Seller shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connections with such allocations. If Acquirors and Sellers cannot agree on an allocation or methodology, they will report for Tax purposes based on their own allocation and methodology. Each of the Parties shall promptly notify the other Parties in writing upon receipt of notice or any pending or threatened Tax audit or assessment challenging any allocation of the Tax Consideration.

(c)                                  Cooperation. Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to any of the TGE Entities, relating to any taxable period beginning on or before the Closing Date, Acquirors or such TGE Entity shall give the Major Sellers reasonable written notice and, if any Major Seller so requests, shall allow, or cause any applicable Person to allow such Major Seller to take, possession of such books and records. Acquirors and Major Sellers further agree, upon request, to use their commercially reasonable efforts (i) to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any of the TGE Entities as a result of the transactions contemplated hereby or for any taxable period of such TGE Entities beginning on or before the Closing Date and (ii) to provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other Proceeding in respect of Taxes of any TGE Entity.

(d)                                 Interim Closing. Acquirors and Sellers shall use commercially reasonable efforts to cause any applicable TGE Entity to allocate all items of its income, gain, loss, deduction and credit allocable to the applicable Subject Interests between Acquirors and Sellers based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder.

Section 6.13                             Employee Matters.

(a)                                 With respect to those individuals who are employees of a TGE Entity immediately prior to the Closing Date, who do not have an employment agreement with any TGE Entity immediately prior to the Closing Date and who remain employed by an Acquiror or any of its Affiliates immediately following the Closing (the “Continuing Employees”), Acquirors or an Affiliate of Acquirors shall, for a period of 12 months following the Closing, except with the prior written consent of the Chief Executive Officer of TGE GP, (i) continue to employ each Continuing Employee in a position and with a title substantially similar to the position and title that such Continuing Employee held immediately prior to the Closing; (ii) continue to provide the Continuing Employees with annualized base salaries (or hourly wages, as applicable) and annual incentive compensation opportunities that are at least substantially similar to those provided to the Continuing Employees immediately prior to the Closing; and (iii) continue to provide the Continuing Employees with employee benefits that are not, in the aggregate, less favorable than the employee benefits that were available to Continuing Employees immediately prior to the Closing under the TGE Benefit Plans (excluding defined benefit pensions and supplemental retirement benefits, retiree medical or other retiree welfare benefits); provided, however, that any obligation in clauses (ii) and (iii) above to provide Continuing Employees with equity compensation shall not apply if equity securities of TGE (or equity securities of any successor entity) are not listed on a national securities exchange; and provided, further, that, for the avoidance of doubt, notwithstanding the foregoing proviso, Acquirors shall cause to be awarded all equity compensation contemplated by Schedule 6.3(h) when and as provided on Schedule 6.3(h) to the extent not awarded prior to the Closing Date, and such equity compensation shall be subject to the terms of the applicable award agreement and equity incentive plan.

(b)                                 Effective from and after the Closing Date, to the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by an Acquiror or an Affiliate of an Acquiror (an “Acquiror Benefit Plan”), Acquirors or the applicable Affiliate of Acquirors shall use commercially reasonable efforts to (i) recognize for purposes of eligibility, vesting and benefit levels under vacation and severance benefits programs under such Acquiror Benefit Plan, service with a TGE Entity, any of their Affiliates or any predecessor of any such entity prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Acquiror Benefit Plan to the extent such service was recognized under the corresponding TGE Benefit Plan, except where it would result in a duplication of benefits; and (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under an Acquiror Benefit Plan that is a welfare benefit plan, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding TGE Benefit Plan immediately prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Acquiror Benefit Plan; and (iii) provide full credit for all co-payments, deductibles and similar payments such Continuing Employee made or incurred under a TGE Benefit Plan as of immediately prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Acquiror Benefit Plan.

(c)                                  At or immediately following the Closing, Acquirors intend to cause TGE GP and Tallgrass Management, LLC to enter into an employment agreement with each Person listed on Schedule 6.13(c), such employment agreement to reflect the terms set forth on Schedule 6.13(c) with respect to such Person.

(d)                                 Nothing in this Section 6.13 amends, or will be deemed to establish, amend or prevent the amendment or termination of, any TGE Benefit Plan or any other employee benefits or compensation plan, program or arrangement. No provision of this Agreement shall be construed as a guarantee of continued employment for any employee for any period of time or to prohibit Acquirors or any of their Affiliates from terminating the employment of any Continuing Employee at any time after the Closing. Except as set forth in Section 11.10, nothing in this Section 6.13 shall create any third-party beneficiary rights in any Continuing Employee.

Section 6.14                             Non-Interference; Non-Solicitation.

(a)                                 As a material inducement for Acquirors to enter into this Agreement, and in order to protect the confidential and proprietary information and the goodwill that is conveyed by Sellers hereunder, Sellers agree to enter into this Section 6.14. Each Seller hereby agrees that, during the Restricted Period, such Seller shall not, and such Seller shall cause such Seller’s Affiliates not to, directly or indirectly:

(i)                                     knowingly and intentionally interfere with the business relationship between any Acquiror or TGE Entity following the Closing and any current or prospective customer of a TGE Entity, or any Person that was a customer of a TGE Entity within the twelve month period prior to Closing, including, with knowledge and intent to interfere with such business relationship, by soliciting, approaching, canvassing, encouraging or enticing any such Person to cease doing business with or reduce the amount of business conducted with any TGE Entity or causing such Person to be solicited, approached, canvassed, encouraged or enticed to cease doing business with or reduce the amount of business conducted with any TGE Entity; or

(ii)                                  engage or employ, or solicit or contact with a view to the engagement or employment of, any Continuing Employee (other than employees paid on an hourly basis and whose job is solely clerical or does not involve any supervisory responsibility) and who performs services with respect to the Business; provided, however, that Sellers and any of their Affiliates may engage in general solicitations for employees in the ordinary course of business and consistent with past practice, including any search firm engagement which, in any such case, is not directed or focused on employees of the TGE Entities or any other employee or contractor of any Acquiror or any TGE Entity.

(b)                                 Each Seller acknowledges and agrees that the scope of activity restrictions and duration of the covenants contained in this Section 6.14 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) such Seller’s level of control over and contact with the TGE Entities’ business, and association with the TGE Entities’ goodwill in all jurisdictions in which they conduct business; (ii) such Seller’s knowledge of the TGE Entities’ confidential and proprietary information, which information is conveyed hereunder and would inevitably be disclosed if such Seller were to violate any of the provisions of this Section 6.14; and (iii) the consideration that such Seller is receiving in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and the goodwill and confidential and proprietary information that such Seller is conveying and for which Acquirors are paying. Each Seller further acknowledges and agrees that the restrictions set forth in this Section 6.14 do not impose any greater restraint than necessary to protect the legitimate business interests of Acquirors, have been specifically negotiated by sophisticated commercial parties and constitute a material inducement for Acquirors to enter into this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents. The covenants contained in this Section 6.14 and each provision (and portion) hereof are severable and distinct covenants and provisions (and portions). The invalidity or unenforceability of any such covenant or provision (or portion) as written shall not invalidate or render unenforceable the remaining covenants or provisions (or portions) hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision (or portion) in any other jurisdiction.

(c)                                  It is the desire and intent of the Parties that the provisions of this Section 6.14 (and portions thereof) be enforced to the fullest extent permitted under applicable Law. Sellers acknowledge that this Section 6.14 is reasonable and enforceable in all respects; nonetheless, if any of the restrictions of this Section 6.14 (or portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such court so as to be valid and enforceable and, as so modified, to be fully enforced.

(d)                                 Each Party further acknowledges that a breach or threatened breach of this Section 6.14 would cause irreparable harm to Acquirors for which they would have no adequate remedy at law, and that Acquirors and their Affiliates shall be entitled to immediate injunctive relief and specific performance as remedies for any such breach. Such remedies shall not be the exclusive remedies for a breach or threatened breach of this Section 6.14 but shall be in addition to all other remedies available at law and in equity, including the recovery of damages.

Section 6.15                             Actions with Respect to the Existing Change of Control Notes Consents.

(a)                                 As soon as practicable after Sellers’ receipt of any written request by Acquirors to do so, at Acquirors’ sole cost and expense and without any cost or expense to Sellers or the TGE Entities, Sellers shall, consistent with the requirements of the Existing Change of Control Notes, as applicable, cause the issuers of the Existing Change of Control Notes to commence one or more consent solicitations to obtain the Existing Change of Control Notes Consents, the consummation of which shall be contingent upon the occurrence of the Closing.

(b)                                 The Sellers shall use reasonable best efforts to obtain reasonable assurances from each of Fitch Ratings, Inc., Moody’s Investor Service, Inc., and S&P Global Ratings, a division of S&P Global, Inc. (collectively, the “Ratings Agencies”), that the transactions contemplated by this Agreement will not result in a downgrade by one or more gradations (including within ratings categories as well as between ratings categories) or withdrawal of the rating of any Existing Change of Control Notes by the applicable number of Ratings Agencies required to cause a Change of Control Triggering Event (as defined in the applicable indenture) (such downgrade or withdrawal, an “Adverse Consequence”).  If Acquirors in good faith under the circumstances reasonably believe that an Adverse Consequence with respect to any Existing Change of Control Notes is likely to occur within 60 days following the Closing, as soon as practicable after Sellers’ receipt of any written request by Acquirors, at Acquirors’ sole cost and expense and without any cost or expense to Sellers or the TGE Entities, Sellers shall, consistent with the requirements of the Existing Change of Control Notes, as applicable, (i) commence one or more Change of Control Offers, Alternate Offers (each as defined in the applicable indenture) or other offers to purchase with respect to the applicable Existing Change of Control Notes and (ii) if all conditions to the Senior Bridge Facility (as such term is defined in the Debt Commitment Letter) or offering of notes in lieu thereof are satisfied and the Financing in respect thereof is then available to TEP, purchase each Existing Change of Control Note validly tendered pursuant to such Change of Control Offer, Alternate Offer or other offer to purchase (the actions described in Section 6.15(a) and this Section 6.15(b), the “Specified Funded Indebtedness Accommodations”). The consummation of any such Change of Control Offer, Alternate Offer or other offer to purchase, and purchase of validly tendered notes pursuant thereto, shall be contingent upon the occurrence of the Closing and a Change of Control Triggering Event (as defined in the applicable indenture).

(c)                                  Notwithstanding anything herein to the contrary, the attainment of the Existing Change of Control Notes Consents or the completion of other Specified Funded Indebtedness Accommodations shall not be a condition to the Closing.

(d)                                 Acquirors shall prepare, or cause to be prepared, all necessary and appropriate documentation in connection with the Existing Change of Control Notes Consents and other Specified Funded Indebtedness Accommodations. Sellers shall, and shall cause their respective Representatives to, reasonably cooperate with Acquirors in the preparation of such documentation. If at any time prior to the attainment of the Existing Change of Control Notes

Consents or the completion of other Specified Funded Indebtedness Accommodations any information in such documentation should be discovered by any Acquiror, Seller, TGE Entity or any of their respective Representatives that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Acquirors (with cooperation from the Sellers, TGE Entities and their respective Representatives contemplated by this Section 6.15(d)), describing such information shall be disseminated by or on behalf of the TGE Entities to the holders of the Existing Change of Control Notes.

Section 6.16                             Marks. Any licenses to Holdings to use “Tallgrass” or any similar mark or name shall terminate at the Closing, and any ownership rights of Holdings to such mark and names shall revert to and are hereby assigned (together with any accompanying goodwill represented by such mark) by Holdings to TE, to be effective at the Closing.  Holdings shall, within 90 days following the Closing, cease from any further use of “Tallgrass” (or any colorable imitation thereof) as part or any mark, name, or domain name.

Section 6.17                             Distributions.  Following the Closing, GP Acquiror shall, except as prohibited by Law, use its reasonable best efforts to (a) cause the board of directors of TGE GP to declare and cause TGE to pay a regular quarterly cash distribution on the Class A Shares relating to the fiscal quarter of TGE during which the Closing Date occurs in accordance with the TGE Partnership Agreement and in the ordinary course of business consistent with past practice in an amount per Class A Share not less than the amount specific on Schedule 6.17(a) and (b) cause the board of directors of TGE GP to authorize and cause TGE, in its capacity as the managing member of TE, to declare and cause TE to pay a regular quarterly cash distribution on the TE Units relating to the fiscal quarter of TGE during which the Closing Date occurs in accordance with the TE LLC Agreement and in the ordinary course of business consistent with past practice in an amount not less than the amount specified on Schedule 6.17(b).

Section 6.18                             Additional Sellers.  Immediately following the execution of this Agreement, the Major Sellers shall use commercially reasonable efforts to cause each of the Persons set forth on Schedule 2.1 as a “Joinder Party” (each, a “Joinder Party”) to sign a joinder to this Agreement, in substantially the form attached hereto as Exhibit C (a “Joinder”), with respect to the TE Units and Class B Shares specified on Schedule 2.1 opposite such Joinder Party’s name, and the Parties hereby agree to accept each Joinder upon execution thereof. To the extent any such Person executes a Joinder, (a) such Person shall constitute and be deemed to be a “Sponsor” and a “Seller” for all purposes under this Agreement, and the TE Units and Class B Shares to which such Joinder relates shall constitute and be deemed to be “Subject Interests” for all purposes under this Agreement, and (b) the Purchase Price shall be adjusted upward to reflect the portion of the Purchase Price with respect to the TE Units an Class B Shares to which such Joinder relates.

Section 6.19                             Participatory Rights.  After the Closing, Acquirors shall use their respective reasonable best efforts, in good faith, to, and to cause their respective controlled Affiliates to, establish and offer each of the Persons listed on Schedule 6.13(c), to the extent they continue as employees of the TGE Entities, and any other employees Acquirors may determine, an opportunity to participate in an incentive or equity-based program or vehicle relating to Acquirors’ investment in the TGE Entities for so long as the Acquirors or their Affiliates maintain control over the TGE Entities.

ARTICLE VII
CLOSING

Section 7.1                                    Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a)                                 no Law shall be in effect or have been enacted or adopted, that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Transaction Documents; and

(b)                                 any Required Approvals shall have been obtained (other than those Required Approvals not required or requested to be obtained on or prior to the Closing Date).

Section 7.2                                    Conditions Precedent to Obligations of Acquirors. The obligation of Acquirors to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a)                                 (i) each of the Seller Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, which must be true and correct in all material respects as of that earlier date), (ii) the representations and warranties set forth in Section 4.3 shall be true and correct other than inaccuracies that are immaterial, in the aggregate, (iii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects, and (iv) each of the representations and warranties set forth in Article III and Article IV that are not Seller Fundamental Representations or representations and warranties set forth in Section 4.3 and Section 4.6(a) shall be true and correct except to the extent any inaccuracy would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, with respect to any such representations and warranties contained in Article III, or a TGE Entities Material Adverse Effect, with respect to any such representations and warranties contained in Article IV (in each case, without giving effect to qualifications of Seller Material Adverse Effect, TGE Entities Material Adverse Effect, materiality or any similar qualifications set forth in such representation or warranty) on and as of the date of this Agreement and at and as of the Closing with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date);

(b)                                 Sellers shall not have breached in any material respect their obligations and agreements required to be performed and complied with by them under this Agreement prior to the Closing Date;

(c)                                  since the date of this Agreement, there shall not have been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the TGE Entities that has had or would, individually or in the aggregate, reasonably be expected to have a TGE Entities Material Adverse Effect;

(d)                                 Sellers shall have caused TEP to obtain the TEP Waiver; and

(e)                                  Acquirors shall have received the items listed in Section 7.4.

Notwithstanding the foregoing and notwithstanding the non-fulfillment by certain Sellers of the conditions set forth in this Section 7.2, if at or prior to the Closing, all of the Major Sellers have fulfilled (or Acquirors have waived) each of the conditions set forth in this Section 7.2 (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date), Acquirors shall be obligated to consummate the transactions contemplated by this Agreement in accordance with Article II with respect to the Major Sellers and with respect to each other Seller that, as of the Closing, has fulfilled (or Acquirors have waived) each of the conditions set forth in this Section 7.2 (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date). For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, any Seller that has not fulfilled (and Acquirors have not waived) each of the conditions set forth in this Section 7.2 (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) at or prior to the Closing shall not be entitled to sell Acquirors its portion of the Subject Interests or receive its portion of the Purchase Price therefor, and shall not be deemed to have done so, and no Acquiror shall have any obligation to acquire or pay any portion of the Purchase Price allocable to any Subject Interests which a Seller does not actually transfer to such Acquiror free and clear of all Liens in accordance with Section 2.1.

Section 7.3                                    Conditions Precedent to Obligations of Sellers. The obligation of Sellers to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by each of the Major Sellers, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a)                                 each of the representations and warranties of Acquirors shall be true and correct in all material respects, in each case, on and as of the date of this Agreement and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

(b)                                 Acquirors shall not have breached in any material respect their obligations and agreements required to be performed and complied with by them under this Agreement prior to the Closing Date; and

(c)                                  Sellers shall have received the items listed in Section 7.5.

Section 7.4                                    Sellers Deliveries.

(a)                                 At the Closing, subject to the terms and conditions of this Agreement, each Seller shall deliver, or cause to be delivered, to Acquirors:

(i)                                     a counterpart of one or more assignments, each substantially in the applicable form attached hereto as Exhibit B (the “Assignment of Interests”), evidencing the conveyance, assignment, transfer and delivery to Acquirors of such Seller’s Subject Interests and the rights and obligations of such Seller under the Registration Rights Agreement, and each duly executed by such Seller;

(ii)                                  duly executed copies of the Seller Notes by each of DGD Trust, EMG and Kelso, as applicable;

(iii)                               a certificate duly executed by an executive officer of such Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.2(a) and (b) has been satisfied by and with respect to such Seller in all respects;

(iv)                              an affidavit, duly executed and acknowledged by such Seller (or, if such Seller is classified as an entity disregarded as separate from another Person, then by such Person) dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f)(2) of the Code, certifying that such Seller (or, if such Seller is classified as an entity disregarded as separate from another Person, then by such Person) is not a “foreign person” for such purposes; and

(v)                                 a certificate duly executed by an executive officer of such Seller if such Seller is an entity, dated as of the Closing Date, in customary form, attesting to the resolutions of the governing body of such Seller authorizing the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

(b)                                 At the Closing, subject to the terms and conditions of this Agreement, Holdings shall deliver, or shall cause to be delivered, to Acquirors:

(i)                                     executed agreements evidencing the termination, effective as of the Closing Date, of the TGE Omnibus Agreement and the TEP Omnibus Agreement; and

(ii)                                  duly executed letters of resignation or evidence of removal, effective as of the Closing Date, of the Resigning Directors and Officers as are required to be delivered pursuant to Section 6.8.

Section 7.5                                    Acquiror Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Acquirors shall deliver, or cause to be delivered to Sellers:

(a)                                 payment of the Purchase Price in accordance with Section 2.1;

(b)                                 a counterpart to each Assignment of Interests, duly executed by the applicable Acquiror;

(c)                                  duly executed copies of the Seller Notes by the issuers of the Seller Notes;

(d)                                 a joinder to the Registration Rights Agreement, duly executed by Class A Acquiror and each Up-C Acquiror;

(e)                                  a joinder to the TE LLC Agreement, duly executed by each Up-C Acquiror;

(f)                                   a certificate duly executed by an executive officer of each Acquiror, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.3(a) and (b) have been satisfied in all respects; and

(g)                                  a certificate duly executed by an executive officer of each Acquiror, dated as of the Closing Date, in customary form, attesting to the resolutions of the general partner of such Acquiror authorizing the execution and delivery of this Agreement and the other Transaction Documents to which such Acquiror is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

ARTICLE VIII
INDEMNIFICATION, COSTS AND EXPENSES

Section 8.1                                    Survival of Representations and Warranties.

(a)                                 Except as provided in Section 8.1(b), the representations and warranties set forth in this Agreement, any other Transaction Document and any certificate or instrument delivered in connection herewith or therewith shall not survive the Closing. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed (i) prior to Closing shall not survive Closing and (ii) after Closing shall survive until the expiration of the applicable statute of limitations or for such shorter period as is explicitly specified herein.

(b)                                 The Seller Fundamental Representations and the Acquiror Fundamental Representations shall survive until the twelve-month anniversary of the Closing. The representations and warranties set forth in Article III (other than the Seller Fundamental Representations), Article IV and Article V (other than the Acquiror Fundamental Representations) shall terminate at the Closing. Notwithstanding anything in this Section 8.1 to the contrary, a claim relating to any breach or inaccuracy in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 until such claim is finally resolved or judicially determined, if notice of such claim giving rise to such right of indemnity shall have been given pursuant to Section 8.3 to the party against whom such indemnity may be sought prior to such time.

Section 8.2                                    Indemnification.

(a)                                 From and after the Closing, Acquirors, their current and future Affiliates and each of the current and future direct and indirect equityholders, members, partners, directors, managers, officers, employees and agents of Acquirors or their current and future Affiliates (collectively, the “Acquiror Indemnified Parties”) shall be indemnified and held harmless by Sellers, severally and not jointly, for any Losses incurred or sustained by such Acquiror Indemnified Party based upon, attributable to, resulting from or by reason of (including any and all Proceedings, demands or assessments arising out of) (i) the incorrectness, falsity or breach of, as of the date hereof or as of the Closing Date with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date), any of the Seller Fundamental Representations or (ii) any breach of any covenant or other agreement on the part of Sellers to be performed in whole or in part after the Closing.

(b)                                 From and after the Closing, Sellers, their respective current and future Affiliates and each of the current and future direct and indirect equityholders, members, partners, directors, managers, officers, employees and agents of any Seller or its current and future Affiliates (collectively, the “Seller Indemnified Parties” and together with the Acquiror Indemnified Parties, the “Indemnified Parties”) shall be indemnified and held harmless by Acquirors, jointly and severally, for any Losses incurred or sustained by such Seller Indemnified Party based upon, attributable to, resulting from or by reason of (i) the incorrectness, falsity or breach of, as of the date hereof or as of the Closing Date with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date), any of the Acquiror Fundamental Representations, or (ii) any breach of any covenant or other agreement on the part of Acquirors to be performed in whole or in part after the Closing.

Section 8.3                                    Indemnification Procedure.

(a)                                 Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.2, such Indemnified Party will assert its claim for indemnification under Section 8.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable survival period specified in Section 8.1 to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable survival period.

(b)                                 In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 8.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s sole option and expense, to assume the defense of the same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days notify the Indemnified Party in writing of its intent to do so; provided, however, that the Indemnifying Party shall not, without the written consent of the Indemnified Party, be entitled to assume or continue to control the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii)

the Third Party Claim has or would reasonably be expected to result in damages in excess of the amounts available for indemnification pursuant to Section 8.5, (iv) the Indemnifying Party has failed or is failing to diligently defend such action in good faith, (v) the Third Party Claim would reasonably be expected to have a material and adverse effect on the Indemnified Party’s business, or (vi) separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest; provided that, for the avoidance of doubt, if the Indemnifying Party is unable to assume or continue to control the defense in any such instances, it shall nonetheless remain responsible for the indemnification obligations hereunder. In all events the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim.

(c)                                  Notwithstanding anything in this Section 8.3 to the contrary, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on, or requires any payment from, any Indemnified Party.

Section 8.4                                    Exclusive Remedy. From and after the Closing, except for any claim based on fraud, the reimbursement and indemnification obligations provided in Section 6.4(e) and this Article VIII shall be the sole and exclusive legal remedies of the Parties with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, this Section 8.4 shall not prevent any Party from seeking and obtaining injunctive relief against the other Parties’ activities in breach of this Agreement. In furtherance of the foregoing, each Acquiror hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, except for any rights, claims or causes of action under this Article VIII or based on fraud.

Section 8.5                                    Limitations.

(a)                                 To the extent that Acquirors would otherwise be entitled to indemnification of any Losses pursuant to Section 8.2, Sellers shall be liable only if the Losses for all claims exceed, in the aggregate, $5,000,000.00 (the “Deductible Amount”), and then Sellers shall only be liable for Losses to the extent of any excess over the Deductible Amount. The aggregate liability of Sellers or Acquirors under Section 8.2 will not exceed (i) with respect to any claim giving rise to a right of indemnification of which notice is given prior to the six-month anniversary of the Closing Date, $250,000,000.00, or (ii) with respect to any claim giving rise to a right of indemnification of which notice is given after the six-month anniversary of the Closing Date and prior to the twelve-month anniversary of the Closing Date, the lesser of (A) $125,000,000.00 and

(B) (x) $250,000,000.00 minus (y) the aggregate amount of claims giving rise to a right of indemnification of which notice is given prior to the six-month anniversary of the Closing Date.

(b)                                 Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article VIII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that any reasonable cost incurred by a Party to mitigate any such Loss will be deemed a Loss for purposes of this Article VIII.

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT NOR ANY AFFILIATE OF A PARTY TO THIS AGREEMENT SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT (I) SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR (II) IN THE CASE OF CONSEQUENTIAL, REMOTE OR INDIRECT DAMAGES, OR DAMAGES FOR DIMINUTION OF VALUE RELATIVE TO THE PURCHASE PRICE, SUCH DAMAGES ARE REASONABLY FORESEEABLE.

Section 8.6                                    Tax Treatment of Indemnity Provisions. Each Party, to the extent permitted by applicable Law, agrees to treat any indemnity payments made pursuant to this Article VIII as adjustments to the Purchase Price for all U.S. federal and applicable state income and franchise Tax purposes.

Section 8.7                                    Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and other indemnity arrangements. Notwithstanding anything to the contrary in this Article VIII, for the purposes of determining the amount of Losses incurred or suffered with respect to a breach of representations or warranties, any reference to “material,” “materially,” “TGE Entities Material Adverse Effect,” “Seller Material Adverse Effect” or “Acquiror Material Adverse Effect” will be disregarded for the purposes of this Article VIII.

Section 8.8                                    No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Losses were already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 8.9                                    No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES HERETO OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY HERETO, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY HERETO DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO OR IN THE CASE OF FRAUD, EACH PARTY HERETO HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY HERETO OR ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE MADE AVAILABLE OR OTHERWISE PROVIDED TO ANY PARTY HERETO OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, EACH PARTY HAS BEEN REPRESENTED BY ITS OWN RESPECTIVE ADVISORS, INCLUDING TAX ADVISORS, AND NEITHER ANY PARTY NOR ITS REPRESENTATIVES HAVE GIVEN ADVICE TO, OR RELIED ON ADVICE FROM, ANY OTHER PARTY OR ITS REPRESENTATIVES REGARDING THE U.S. FEDERAL INCOME TAX TREATMENT OR TAX STRUCTURE OF SUCH TRANSACTIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACQUIRORS UNDERSTAND AND AGREE THAT ANY INVENTORY, EQUIPMENT, ASSETS, PROPERTIES AND BUSINESS OF THE TGE ENTITIES ARE FURNISHED “AS IS”, “WHERE IS” AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER.

ARTICLE IX
TERMINATION

Section 9.1                                    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)                                 by the mutual written consent of the Major Sellers and Acquirors;

(b)                                 by the Major Sellers or Acquirors, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to such Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c)                                  by Acquirors, if a Major Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of a Major Seller shall have become untrue, in either case, such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after the applicable Major Sellers’ receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Acquirors if any Acquiror is then in material breach of its representations, warranties or covenants hereunder;

(d)                                 by the Major Sellers, if Acquirors shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (other than pursuant to Section 6.4(f)), or if any representation or warranty of Acquirors shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after the applicable Acquiror’s receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Major Sellers if any Major Seller is then in material breach of its representations, warranties or covenants hereunder;

(e)                                  by the Major Sellers, if (i) at least two Business Days have elapsed since the Inside Date and all of the conditions provided for in Sections 7.1 and 7.2 have been satisfied or irrevocably waived (other than those conditions which by their terms are only capable of being satisfied at the Closing, provided that such conditions are capable of being satisfied if the Closing Date were the date of the provision of the notice described in clause (ii) below), (ii) the Major Sellers have delivered irrevocable written notice to Acquirors to the effect that (x) all of the conditions provided for in Sections 7.1 and 7.2 have been satisfied or irrevocably waived (other than those conditions which by their terms are only capable of being satisfied at the Closing, provided that such conditions are capable of being satisfied if the Closing Date were the date of the provision of such notice) and (y) Sellers are, subject to Acquirors’ performance of their obligations, ready, willing and able to consummate the Closing pursuant to Section 2.3 and

(iii) Acquirors fail to consummate the transactions contemplated by this Agreement within three Business Days of the later of (x) the date on which the Closing was supposed to have occurred pursuant to Section 2.3 and (y) the date on which the notice referenced in this Section 9.1(e) is delivered; or

(f)                                   by the Major Sellers or Acquirors, in the event that the Closing does not occur on or before March 29, 2019 (such date, the “Outside Date”); provided, in any such case, that such failure of the Closing to occur is not (i) in the case of a termination by the Major Sellers, due to the failure of a Major Seller to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Seller prior to the Closing and (ii) in the case of a termination by the Acquirors, due to the failure of any Acquiror to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Acquiror prior to the Closing.

Section 9.2                                    Procedure Upon Termination. In the event of termination of this Agreement by Acquirors or Sellers, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Acquirors or Sellers.

Section 9.3                                    Effect of Termination; Termination Fees.

(a)                                 In the event that this Agreement is terminated as provided in Section 9.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Section 6.4(e), this Section 9.3, Article X, Section 11.3, Section 11.5, Section 11.6 and Exhibit A) and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to Section 6.4(e), this Section 9.3 and Section 11.6); provided, subject to Section 9.3(d), that nothing in this Section 9.3 shall relieve Sellers of any Liability for fraud or a willful breach of this Agreement.

(b)                                 In the event that this Agreement is terminated by the Major Sellers pursuant to Section 9.1(d) or Section 9.1(e), or is terminated by the Major Sellers or Acquirors pursuant to Section 9.1(f) at a time when Sellers could have terminated the Agreement pursuant to Section 9.1(d) or Section 9.1(e), then, in any such case, Acquirors shall promptly, but in no event later than ten Business Days after the date of such termination, pay or cause to be paid to Sellers or their designee an amount in cash equal to $164,643,001 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by Sellers in writing.

(c)                                  It is agreed that the Reverse Termination Fee is an integral part of this Agreement and without the Reverse Termination Fee, Acquirors and Sellers would not have entered into this Agreement. The Reverse Termination Fee is intended to be liquidated damages (and not a penalty). Accordingly, if Acquirors fail to pay the Reverse Termination Fee pursuant to Section 9.3(b) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, Sellers commence a Proceeding that results in a final, nonappealable judgment against Acquirors for the payment of the Reverse Termination Fee pursuant to Section 9.3(b), Acquirors shall pay, or cause to be paid, to Sellers, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to Sellers or their designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Sellers in connection with such Proceeding.

(d)                                 The Parties agree that the monetary remedies set forth in Section 9.3(b) (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 11.6 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of Sellers and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.3(d), shall be deemed to include the TGE Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby as a result of the failure of the Closing to occur or the transactions contemplated by the Transaction Documents to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by the Transaction Documents to be consummated for any reason or for no reason, for any breach by any Acquiror of this Agreement. Without limiting the rights of Acquirors under the Debt Commitment Papers, upon the payment of the Reverse Termination Fee following a failure of the Closing to occur or the transactions contemplated by the Transactions to be consummated, no Acquiror, Acquiror Non-Recourse Party or Financing Source shall have any liability or obligation in connection with, relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby. Under no circumstance shall any Person be permitted or entitled both to obtain specific performance pursuant to Section 11.6 and to receive all or any portion of the Reverse Termination Fee.

ARTICLE X
GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 10.1                             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a)                                 This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 11.3 addressed to such Party at the address specified pursuant to Section 11.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such

Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 11.3 to such Party’s address set forth in Section 11.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

(b)                                 Notwithstanding anything herein to the contrary, each Seller agrees, for itself and on behalf of its Seller Related Parties, (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively to any New York state court sitting in the borough of Manhattan, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each such Person submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.3 shall be effective service of process against it for any such action brought in any such court, (iv) to waive (and hereby irrevocably waives) to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, (vi) that any such action shall be governed by, and construed in accordance with, the Laws of the State of New York and (vii) to irrevocably waive (and hereby waives) any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 10.1(c).

(c)                                  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

ARTICLE XI
MISCELLANEOUS

Section 11.1                             Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of each Acquiror and Major Seller, except as otherwise set forth in Section 11.10.

Section 11.2                             Waiver of Compliance. Except as otherwise provided in this Agreement (including Section 11.10), any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver (except that, all Sellers shall be deemed to waive any obligation, covenant, agreement or condition benefitting Sellers waived by each of the Major Sellers), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3                             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Acquirors:

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154
Attention: John G. Finley

Email: john.finley@blackstone.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin St.
Suite 2500
Houston, Texas 77002
Attention: Keith Fullenweider; Alan Beck; Lande Spottswood

Emails: kfullenweider@velaw.com; abeck@velaw.com; lspottswood@velaw.com

and

Vencap Holdings (1992) Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Holger Dirk Michaelis; Suresh Balasubramanian

and

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, New York 10017

Attention: Alex Greenbaum and Yoni Gontownik

Email:            alexgreenbaum@gic.com.sg; yonigontownik@gic.com.sg

and

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Asi Kirmayer

Email:            akirmayer@sidley.com

If to Sellers, to the Seller Representatives:

David G. Dehaemers, Jr.

4200 W. 115th Street

Suite 350

Leawood, Kansas 66211
Email: david.dehaemers@tallgrassenergylp.com

and

John T. Raymond

2229 San Felipe Street

Suite 1300
Houston, Texas 77019
Email: jraymond@emgtx.com

and

Frank J. Loverro

320 Park Avenue

24th Floor

New York, New York 10022
Email: floverro@kelso.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Boulevard
Suite 1500

Austin, Texas
Attention: Mollie Duckworth

Email: mollie.duckworth@bakerbotts.com

and

Tallgrass Energy Holdings, LLC

Tallgrass KC, LLC

4200 W. 115th Street

Suite 350

Leawood, Kansas 66211
Attention: Christopher R. Jones

Email: chris.jones@tallgrassenergylp.com

and

Tallgrass Holdings, LLC

2229 San Felipe Street

Suite 1300
Houston, Texas 77019
Attention: Laura L. Tyson

Email: ltyson@emgtx.com

and

KIA VIII (Rubicon), L.P.
KEP VI AIV (Rubicon), LLC

320 Park Avenue

24th Floor

New York, New York 10022
Attention:               James J. Connors, II

Alec J. Hufnagel

Email:          jconnors@kelso.com

ahufnagel@kelso.com

Section 11.4                             Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of each Acquiror and Major Seller; provided, however, that each Acquiror shall be permitted to assign all of its rights, benefits and obligations under this Agreement (a) to one or more Affiliates of such Acquiror and (b) to its Financing Sources in connection with the grant of a security interest in the collateral for the Debt Financing, in each case, without the prior written consent of Sellers, but such Acquiror shall promptly give Sellers written notice of any such assignment and such Acquiror shall not be released from any of its obligations hereunder. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 11.5                             Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except that Acquirors shall pay all costs and expenses (including fees payable in connection therewith)  incurred in connection with obtaining the TEP Waiver.

Section 11.6                             Specific Performance; Acquiror Liability Cap.

(a)                                 The Parties acknowledge and agree that a failure of any Acquiror, on the one hand, or any Seller, on the other hand, to perform their obligations set forth in this Agreement or other breach of this Agreement would cause irreparable damage to Sellers or Acquirors, as applicable, and Sellers or Acquirors, as applicable, would not have an adequate remedy at Law. Therefore, the obligations of Acquirors and Sellers under this Agreement, including Sellers’ obligation to sell the Subject Interests to Acquirors and Acquirors’ obligation to purchase the Subject Interests from Sellers, in each case on the terms and subject to the conditions set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Until such time as this Agreement is validly terminated and the Reverse Termination Fee is paid, such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise, including the right of Sellers to pursue both a grant of specific performance and payment of the Reverse Termination Fee; provided, however, that in no event shall Sellers be entitled to receive both (x) a grant of specific performance and (y) payment of the Reverse Termination Fee. Notwithstanding the foregoing, it is explicitly agreed that the right of Sellers to specific performance or other equitable remedies in connection with enforcing Acquirors’ obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement and the other Transaction Documents (but not the right of Sellers to specific performance or other equitable remedies for obligations other than with respect to the Equity Financing or such consummation) shall be subject to the requirements that (i) the Inside Date has occurred and all of the conditions set forth in Section 7.1 and Section 7.2 shall have been and shall continue to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing but subject to their being reasonably expected to be satisfied at Closing) at the time when the Closing would be required to occur, (ii) the Debt Financing either has been funded in accordance with the terms of the Debt Financing Documents or will be funded in accordance with the terms of the Debt Financing Documents at the Closing if the Equity Financing is funded at the Closing, (iii) the Major Sellers shall have irrevocably confirmed to Acquirors in writing that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Major Sellers would take such actions that are required of them by this Agreement to cause the Closing to occur in accordance with its terms and (iv) Acquirors fail to complete the Closing within three Business Days following the delivery of the confirmations pursuant to the preceding clause (iii).

(b)                                 Notwithstanding anything to the contrary in this Agreement, but excluding amounts owed by Acquirors pursuant to Section 6.4(e) and Section 11.5, the maximum liability of Acquirors and the Financing Sources for Liabilities or Losses incurred by Sellers and any of their respective former, current and future Affiliates (which, for the purposes of this Section 11.6(b), shall be deemed to include the TGE Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by the Transaction Documents to be consummated, breach of this Agreement by any Acquiror, the Equity Commitment Letter, the Limited Guarantee and the transactions contemplated by the Transaction Documents shall be limited to an amount equal to the Reverse Termination Fee, and in no event shall Sellers or any of their Affiliates seek any amount in excess of the Reverse Termination Fee in connection with this Agreement, the Equity Commitment Letter, the Limited Guarantee and the transactions contemplated by the Transaction Documents or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 11.7                             Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 11.8                             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Seller and Acquiror agrees that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each Seller and Acquiror agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 11.9                             Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule delivered by Sellers to Acquirors in connection with this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by Sellers that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent this Agreement expressly states that such applicable section of the Disclosure Schedules is required to include such information) or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

Section 11.10                      Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except (a) Section 6.4(e), Section 6.9 and Article VIII shall inure to the benefit of the Persons referred to therein, (b) Section 11.14 and Section 11.16 shall inure to the benefit of the Persons referred to therein, (c) the Financing Sources are intended third-party beneficiaries of Section 9.3(d), Section 10.1(b), Section 11.1, Section 11.2, this Section 11.10, Section 11.13 and Section 11.6(b) and shall be entitled to enforce their respective rights under such provisions pursuant to which they are entitled to benefits, (d) the Persons listed on Schedule 6.3(h) are intended third-party beneficiaries of Section 6.3(h) (and, for the avoidance of doubt, the corresponding Schedule 6.3(h)) and Section 6.13(a) and shall be entitled to enforce their respective rights under such provisions pursuant to which they are entitled to benefits, and (e) the Persons listed on Schedule 6.13(c) are intended third-party beneficiaries of Section 6.13(c) (and, for the avoidance of doubt, the corresponding Schedule 6.13(c)) and shall be entitled to enforce their respective rights under such provisions pursuant to which they are entitled to benefits. Notwithstanding anything to the contrary contained herein, Section 9.3(d), Section 10.1(b), Section 11.1, Section 11.2, Section 11.6(b), this Section 11.10, Section 11.13 and the definition of “Financing Sources” (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 9.3(d), Section 10.1(b), Section 11.1, Section 11.2, Section 11.6(b), this Section 11.10 and Section 11.13) may not be modified, waived or terminated by Acquirors in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the parties to the Debt Commitment Papers. Other than as set forth in the prior sentence: (i) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement, in accordance with Section 11.1 and Section 11.2, as applicable, without the consent or approval of any other Person and (ii) no Party shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Parties.

Section 11.11                      Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 11.12                      Time of Essence. Time is of the essence in the performance of this Agreement.

Section 11.13                      Waiver of Claims Against Financing Sources. Subject to the rights of Acquirors under the Debt Commitment Papers, and notwithstanding anything to the contrary contained herein: (a) none of the Financing Sources will have any liability to Sellers or the Seller Related Parties relating to or arising out of this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement and the Debt Financing, and the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise and (b) neither Sellers, nor any of the other Seller Related Parties, (i) will have any rights or claims against any Financing Source (solely in their respective capacities as Financing Sources) in connection with this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement and the Debt Financing, and the transactions contemplated hereby or thereby, (ii) will seek to enforce this Agreement against any Financing Source (solely in their respective capacities as Financing Sources) or (iii) will bring any claim or cause of action against any Financing Source (solely in their respective capacities as Financing Sources) under this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement and the Debt Financing, and the transactions contemplated hereby or thereby. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages.

Section 11.14                      Non-Recourse.

(a)                                 Each of the following is herein referred to as an “Acquiror Non-Recourse Party”: each of the Equity Investors, each of the Affiliates of each Acquiror and of each Equity Investor, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Acquiror Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by an Equity Investor or any of their respective Affiliates), provided, however, that the term Acquiror Non-Recourse Party expressly excludes Acquirors, any Person that is assigned any interest in any of the Transaction Documents, the Subject Interests or the TGE Entities to the extent of such assignment and, after the Closing, the TGE Entities. Except for remedies as against the Guarantors and the Equity Investors with respect to their respective obligations and liabilities expressly provided for under the Limited Guarantee and the Equity Commitment Letter, no Acquiror Non-Recourse Party shall have any liability or obligation to Sellers or their Affiliates (including for these purposes the TGE Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and Sellers hereby waive and release all claims of any such liability and obligation. Subject to Sellers’ right to specific performance under Section 11.6, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this

Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that Sellers have under the express terms of the Limited Guarantee or the Equity Commitment Letter or the rights that Acquirors have under the express terms of the Debt Commitment Letter. Subject to Section 11.10, each Acquiror Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 11.14(a).

(b)                                 Each of the following is herein referred to as a “Seller Non-Recourse Party”: each of EMG Parent and Kelso Parent, each of the Affiliates of each Seller and of each of EMG Parent and Kelso Parent, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Seller Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by EMG Parent, Kelso Parent or any of their respective Affiliates), provided, however, that the term Seller Non-Recourse Party expressly excludes Sellers, any Person that is assigned any interest in any of the Transaction Documents, the Subject Interests or the TGE Entities to the extent of such assignment and, prior the Closing, the TGE Entities. Except as expressly agreed elsewhere, no Seller Non-Recourse Party shall have any liability or obligation to Acquirors or their Affiliates (including for these purposes the TGE Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Acquirors hereby waive and release all claims of any such liability and obligation. Subject to Acquirors’ right to specific performance under Section 11.6, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that Acquirors have under the express terms of the Debt Commitment Letter. Subject to Section 11.10, each Seller Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 11.14(b).

Section 11.15                      Seller Representatives. Each Seller hereby irrevocably appoints the Seller Representatives as the agents and attorneys-in-fact of such Seller for the purposes of acting in the name and stead of such Seller in: (a) giving and receiving all notices, accepting service of process and making any elections or designations permitted or required by this Agreement (and all notices required or permitted to be made by any Acquiror to Sellers or any Seller hereunder shall be deemed to be duly made by such Acquiror upon providing such notice to all the Seller Representatives as provided in Section 11.3); (b) acting on such Seller’s behalf under any other covenant, agreement or provision of this Agreement; (c) agreeing with Acquirors as to any amendments to this Agreement which the Seller Representatives may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (d) except for payments of the Purchase Price specified in Section 2.1, receiving payments under or pursuant to this Agreement; and (e) performing those actions or exercising those powers otherwise specifically provided to the Seller Representatives pursuant to the terms of this Agreement; provided, however, that, in each case, the Seller Representatives shall not take any action adverse to any Seller unless such action is also taken proportionately with respect to each Seller; and provided, further, that the Seller Representatives shall not take any action in their respective capacities as Seller Representative unless such action has been approved unanimously by the Seller Representatives. Notices delivered in accordance with Section 11.3 and communications to or from the Seller Representatives shall constitute notice to or from each Seller. Any unanimous decision, act, consent or instruction of the Seller Representatives (acting their respective capacities as the Seller Representatives) shall constitute a decision of each Seller and shall be final, binding and conclusive upon each Seller, and Acquirors may rely upon any such decision, act, consent or instruction. Each Seller hereby agrees that: (i) in all matters in which action by the Seller Representatives is required or permitted, the Seller Representatives are authorized to act on behalf of such Seller, and Acquirors shall be entitled to rely on any and all action taken by the Seller Representatives (provided such action is taken by or with the approval of all the Seller Representatives) under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of any Acquiror of any such dispute or disagreement; and (ii) the appointment of the Seller Representatives is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason. Each Seller shall (i) indemnify each Seller Representative (in its capacity as such) against, and hold each Seller Representative (in its capacity as such) harmless from, any and all Losses or Liabilities which may at any time be imposed upon, incurred by or asserted against such Seller Representative in such capacity in any way relating to or arising out of its action or failure to take action in good faith pursuant to this Agreement (other than Losses and Liabilities arising out of gross negligence) in such capacity, and (ii) reimburse each Seller Representative for all costs and expenses incurred on behalf of Sellers in accordance with such Seller’s pro rata percentage of the Purchase Price.

Section 11.16                      Provisions Related to GIC Investor. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require GIC Investor, nor any of its Affiliates or Subsidiaries (including for the avoidance of doubt any direct or indirect portfolio companies of entities advised or managed by GIC Investor or its Affiliates) to, and no Acquiror shall be required to cause GIC Investor nor any of its Affiliates or Subsidiaries (including any portfolio companies referred to in the prior parenthetical) to, and no Acquiror shall be required to, (i) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by GIC Investor in any TGE Entity through proxy holders or in a voting trust, (ii) alter the governance arrangements with respect to any TGE Entity in a manner that materially and adversely limits the contemplated governance rights of GIC Investor or its Affiliates in respect of any TGE Entity, (iii) diminish in any material respect the scope of the contemplated information rights of GIC Investor or its Affiliates with respect to any TGE Entity (other than with respect to identified matters of national security), (iv) provide any non-public financial information with respect to GIC Investor or its Affiliates (other than of the type or to the extent previously provided to a Governmental Authority in previous applications under substantially similar standards of confidentiality) or (v) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, Liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (1) GIC Investor’s indirect investment in the TGE Entities, taken as a whole, or (2) any GIC Investor or its Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 11.16, the terms “Affiliates” and “Subsidiaries” shall not include

Acquirors. Nothing in this Section 11.16 is intended to modify the obligations of any Guarantor expressly set forth in the Limited Guarantee and Equity Commitment Letter.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement, effective as of the date first above written.

ACQUIRORS:

PRAIRIE GP ACQUIROR LLC
By: Prairie Non-ECI Acquiror LP, its sole member
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE ECI ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE VCOC ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE NON-ECI ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Signature Page to Purchase Agreement

SELLERS:

TALLGRASS ENERGY HOLDINGS, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
Chief Executive Officer and President

Signature Page to Purchase Agreement

TALLGRASS HOLDINGS, LLC

By:	EMG Fund II Management, LP,
its manager

By:	EMG Fund II Management, LLC,
its general partner

By:	/s/ John T. Raymond
John T. Raymond
Chief Executive Officer

Signature Page to Purchase Agreement

KIA VIII (RUBICON), L.P.

By:	KIA VIII (Rubicon) GP, L.P.,
its general partner

By:	Kelso GP VIII, LLC,
its general partner

By:	/s/ James J. Connors, II
James J. Connors, II
Managing Member

Signature Page to Purchase Agreement

KEP VI AIV (RUBICON), LLC

By:	/s/ James J. Connors, II
James J. Connors, II
Managing Member

Signature Page to Purchase Agreement

TALLGRASS KC, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
Manager

Signature Page to Purchase Agreement

/s/ William R. Moler
WILLIAM R. MOLER, TRUSTEE OF THE WILLIAM R. MOLER REVOCABLE TRUST UNDER TRUST AGREEMENT DATED AUGUST 27, 2013

Signature Page to Purchase Agreement

/s/ David G. Dehaemers, Jr.
DAVID G. DEHAEMERS, JR., TRUSTEE OF THE DAVID G. DEHAEMERS, JR. REVOCABLE TRUST, UNDER TRUST AGREEMENT DATED APRIL 26, 2006

Signature Page to Purchase Agreement

SELLER REPRESENTATIVES:

/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.

/s/ John T. Raymond
John T. Raymond

/s/ Frank T. Loverro
Frank J. Loverro

Signature Page to Purchase Agreement

EXHIBIT A
DEFINITIONS

“Acquiror” shall have the meaning specified in the preamble.

“Acquiror Benefit Plan” shall have the meaning specified in Section 6.13(b).

“Acquiror Fundamental Representations” means the representations and warranties contained in Section 5.1(a) (Organization), Section 5.2 (Validity of Agreement; Authorization) and Section 5.5 (Brokers).

“Acquiror Indemnified Parties” shall have the meaning specified in Section 8.2(a).

“Acquiror Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of Acquirors or their Affiliates to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede Acquirors’ or any of their Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Acquiror Non-Recourse Party” shall have the meaning specified in Section 11.14(a).

“Acquirors’ Knowledge” means the actual knowledge of those Persons set forth on Schedule A-2, after due inquiry.

“Acquisition Transaction” shall have the meaning specified in Section 6.11.

“Additional Equity Financing” shall have the meaning specified in Section 6.4(f).

“Adverse Consequence” shall have the meaning specified in Section 6.15(b).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, except where otherwise noted, the TGE Entities shall not be considered Affiliates of Sellers or, prior to the Closing, Acquirors. Notwithstanding anything to the contrary in this Agreement, except as otherwise noted, the term “Affiliate” shall not include, and no provisions of this Agreement shall be applicable to, the direct or indirect portfolio companies of investment funds or entities advised or managed by an Equity Investor, EMG Parent or Kelso Parent or their respective Affiliates.

“Agreement” shall have the meaning specified in the preamble.

“Applicable Anti-Corruption Laws” shall have the meaning specified in Section 4.23.

“Assignment of Interests” shall have the meaning specified in Section 7.4(a)(i).

“BIP GP” means BIP Holdings Manager L.L.C., a Delaware limited liability company.

“Business” means either (1) gathering, transporting, treating, processing, fractionating, marketing, distributing, storing or otherwise handling Hydrocarbons or water business services, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business conducted by a TGE Entity as of the time immediately prior to the Closing or in the twelve months prior thereto.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York City, New York.

“Claim” shall have the meaning specified in Section 8.3(a).

“Claim Notice” shall have the meaning specified in Section 8.3(a).

“Class A Acquiror” shall have the meaning specified in the preamble.

“Class A Exchange” shall have the meaning specified in the recitals.

“Class A Interests” shall have the meaning specified in the recitals.

“Class A Interests Acquisition” shall have the meaning specified in the recitals.

“Class A Shares” shall have the meaning specified in the recitals.

“Class B Shares” shall have the meaning specified in the recitals.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, including the regulations and published interpretations thereunder.

“Commitment Letters” means the Debt Commitment Papers and the Equity Commitment Letter.

“Compliant” means, with respect to the Financing Information, that (a) such Financing Information does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information, in the light of the circumstances in which it is used, not misleading, (b) such Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-3 that are applicable to such Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (c) the financial statements included in the Financing Information would not be required to be updated pursuant to the age of the financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act (and not be “stale”) as if such financial statements were included in a filing on such day.

“Confidentiality Agreement” means the Confidentiality Agreement between Tallgrass Energy Holdings, LLC and Blackstone Infrastructure Advisors LLC, dated May 23, 2018.

“Continuing Employees” shall have the meaning specified in Section 6.13(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Courts” shall have the meaning specified in Section 10.1(a).

“Covered Person” shall have the meaning specified in Section 6.9(a).

“Debt Commitment Letter” shall have the meaning specified in the definition of Debt Commitment Papers.

“Debt Commitment Papers” means that certain debt commitment letter, dated as of the date hereof, by and among Credit Suisse AG, Credit Suisse Loan Funding LLC, Citigroup Global Markets Inc., Jefferies Financing LLC and MUFG Bank, LTD. (the “Debt Commitment Letter”) and the related fee letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a customary manner with respect to fee amounts and other customary economic terms), as may be amended, modified, supplemented or replaced in compliance with Section 6.4(c) and Section 6.4(d) of this Agreement, pursuant to which the financial institutions party thereto (the “Lenders”) have agreed, subject to the terms and conditions set forth therein, to provide the debt financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of the Purchase Price.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Papers, including any issuance of senior notes or securities in lieu thereof.

“Debt Financing Documents” means the agreements, documents, schedules and certificates contemplated by the Debt Financing, including: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Papers; (b) officer, secretary, solvency and perfection certificates, legal opinions, Organizational Documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Papers or requested by Acquirors or their financing sources; and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, issuer acknowledgments, title insurance, landlord consent and access letters) as are requested by Acquirors or their financing sources.

“Deductible Amount” shall have the meaning specified in Section 8.5(a).

“DGD Class A Shares” shall have the meaning specified in the recitals.

“DGD Trust” shall have the meaning specified in the preamble.

“Disclosure Schedules” shall have the meaning specified in Section 11.9.

“EMG” shall have the meaning specified in the preamble.

“EMG Parent” means EMG Fund II GP, LP, a Delaware limited partnership.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” shall have the meaning specified in Section 3.2.

“Environmental Laws” means all applicable federal, state and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health or workplace safety, pipeline safety, or otherwise imposing liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal of any Hazardous Material.

“Equity Commitment Letter” means that certain equity financing commitment letter, dated as of the date hereof, by and among Acquirors and the Equity Investors, pursuant to which the Equity Investors have committed, subject only to the financing conditions set forth therein, to invest or cause to be invested in the equity capital of Acquirors the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the Purchase Price.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“Equity Investors” means each of BIP Aggregator Q L.P., a Delaware limited partnership Blackstone Infrastructure Partners — V L.P., a Delaware limited partnership and Vencap Holdings (1992) Pte. Ltd., a Singapore private limited company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“ERISA Affiliate” means, with respect to the TGE Entities, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code with which the TGE Entities are, or at any relevant time were, treated as a single employer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Change of Control Notes” means, collectively, (a) the 4.75% senior unsecured notes of TEP due October 1, 2023, (b) the 5.50% senior unsecured notes of TEP due September 15, 2024 and (c) the 5.50% senior unsecured notes of TEP due January 15, 2028.

“Existing Change of Control Notes Consents” means the requisite consents under the Existing Change of Control Notes necessary to waive operation of the “change of control” offer to purchase under the applicable indenture resulting from the transactions contemplated by this Agreement and the other Transaction Documents (whether or not a ratings downgrade is expected to result therefrom).

“Existing Credit Facility” means, collectively, the TEP Credit Agreement and the Rockies Express Credit Agreement.

“Fee Letter” shall have the meaning specified in the definition of Debt Commitment Papers.

“FERC” shall have the meaning specified in Section 4.20.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means, with respect to the Equity Financing, the conditions precedent set forth in the Equity Commitment Letter and, with respect to the Debt Financing, the conditions precedent set forth in Exhibit D of the Debt Commitment Papers.

“Financing Information” means (a) the unaudited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for each fiscal quarter beginning after the most recently completed fiscal year ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) (it being understood that such financial statements specified in this clause (a) need not include footnotes and are subject to year-end audit adjustments), (b) the audited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for the three most recently completed fiscal years ended at least 45 days prior to the Closing Date (provided that, with respect to clause (a) and (b) above, (x) any such financial statements, consolidating schedules or other information constituting part of the SEC Reports and/or the Annual Reports on Form 10-K for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 filed by TEP, including any amendments thereto, shall be deemed to be delivered by virtue of such filings and (y) so long as TEP is a consolidated Subsidiary of TGE for financial reporting purposes, any such financial statements, consolidating schedules or other information shall be deemed to be delivered by virtue of the filing by TGE of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, provided that such filings contain, or are accompanied by, consolidating information that explains in reasonable detail the differences between the information relating to TGE, on the one hand, and the information relating to TEP and its Subsidiaries on a standalone basis, on the other hand), (c) such information reasonably necessary for Acquirors to prepare pro forma financial statements as required pursuant to paragraphs 12 and 24 of Exhibit D to the Debt Commitment Letter and (d) if the Existing Change of Control Notes Consents are not obtained for each tranche of Existing Change of Control Notes, (i) all other financial statements, pro forma financial statements, business and other financial data of the TGE Entities of the type and form that are customarily included in private placements memoranda or offering memoranda of debt securities pursuant to Rule 144A promulgated under the Securities Act (but excluding, in any event, information required by Section 3-09, Section 3-10, or Section 3-16 of Regulation S-X, information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and

IC-27444A and other customary exceptions in “Rule 144A for life” placements) and (ii) all other data of the TGE Entities that is necessary for the Financing Sources to receive customary (for debt securities issued in a private placement pursuant to Rule 144A) “comfort” letters (including customary “negative assurance” comfort) from the independent accountants of TEP (or its direct or indirect parent) in connection with the Debt Financing. Notwithstanding the foregoing, (w) if any Financing Information shall cease to be Compliant or otherwise cease to meet the definition of Financing Information, then the Financing Information shall not be deemed to have been delivered hereunder until such Financing Information is updated or supplemented in order to be Compliant or meet the definition of Financing Information, (x) if PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements included in the Financing Information, then the Financing Information shall not be deemed to have been delivered until a new unqualified audit opinion is delivered with respect to such financial statements by PricewaterhouseCoopers LLP or another nationally recognized independent public accounting firm reasonably acceptable to Acquirors, (y) if TGE issues a public statement indicating its intent to restate any historical financial statements of TGE or any of the other TGE Entities or that any restatement is under consideration, then the Financing Information shall not be deemed to have been delivered hereunder until such restatement has been completed and delivered to Acquirors (including with a new unqualified audit opinion with respect to any restated financial statements) or TGE has announced that it has concluded that no restatement shall be required in accordance with GAAP and (z) if the independent public accounting firm that has reviewed or audited the financial statements and other financial information included in the Financing Information has not confirmed they are prepared to issue customary comfort letters (including customary “negative assurance” comfort) upon any pricing and the closing relating to the Debt Financing, then the Financing Information shall not be deemed to have been delivered until such independent public accounting firm has confirmed they are prepared to issue customary comfort letters (including customary “negative assurance” comfort) upon any pricing and the closing relating to the Debt Financing.

“Financing Sources” means the entities that have committed to provide or arrange all or any part of the Debt Financing or alternative debt financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“GIC Investor” means Vencap Holdings (1992) Pte. Ltd.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

“GP Acquiror” shall have the meaning specified in the preamble.

“GP Interests” shall have the meaning specified in the recitals.

“GP Interests Acquisition” shall have the meaning specified in the recitals.

“Guarantors” shall have the meaning specified in the recitals.

“Hazardous Material” shall mean (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivative thereof, (d) any polychlorinated biphenyl, and (e) any chemical, product, material, substance, waste or substance regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” or “toxic pollutant” pursuant to, any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under: (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect such Person or any of its Subsidiaries entering into the agreement against fluctuations in interest rates with respect to indebtedness incurred; (b) other agreements or arrangements designed to manage interest rates or interest rate risk; (c) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect such Person or any of its Subsidiaries entering into the agreement against fluctuations in currency exchanges rates; (d) any commodity futures contract, commodity option, commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed, purchased or sold by such Person or any of its Subsidiaries at the time; and (e) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in currency exchange rates or commodity prices.

“Holdings” shall have the meaning specified in the preamble.

“Holdings Member Distribution” shall have the meaning specified in Section 2.1(d).

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indemnified Parties” shall have the meaning specified in Section 8.2(b).

“Indemnifying Party” shall have the meaning specified in Section 8.3(a).

“Inside Date” shall have the meaning specified in Section 2.3.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including: (a) utility models,

supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” shall have the meaning specific in Section 6.18.

“Joinder Party” shall have the meaning specific in Section 6.18.

“Kelso” shall have the meaning specified in the preamble.

“Kelso Parent” means, together, Kelso Investment Associates VIII, L.P., a Delaware limited partnership, and KEP VI, LLC, a Delaware limited liability company.

“KEP” shall have the meaning specified in the preamble.

“KIA” shall have the meaning specified in the preamble.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing, whether or not involving a Third Party Claim.

“Lenders” shall have the meaning specified in the definition of Debt Commitment Papers.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Limited Guarantee” shall have the meaning specified in the recitals.

“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Major Sellers” means, collectively, Holdings, EMG, Kelso, Tallgrass KC and DGD Trust.

“Marketing Material” means bank books, bank information memoranda, offering memoranda, road show presentations, prospectuses and other information packages and marketing materials (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), in each case, prepared in connection with the Debt Financing and reasonably requested by Acquirors or the Financing Sources that is customarily delivered in connection with debt financings of the type being arranged.

“Material Contracts” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the TGE Entities is a party.

“Mgmt Class A Shares” shall have the meaning specified in the recitals.

“Moler Class A Shares” shall have the meaning specified in the recitals.

“Moler Trust” shall have the meaning specified in the preamble.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” shall have the meaning specified in Section 9.1(f).

“Party” means each Acquiror, Seller and Seller Representative and collectively, Acquirors, Sellers and the Seller Representatives shall be referred to herein as the “Parties.”

“PATRIOT Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a PATRIOT Act Offense under clause (a).

“Permits” shall have the meaning specified in Section 4.7(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters of record, or that would be shown by an accurate survey, which do not, in any such case, materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries, but excluding, in any case, any monetary lien; (g) with respect to the TGE Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) with respect to the Subject Interests and the TGE Entities, Encumbrances created by this Agreement or any other Transaction Document, or otherwise created by or in favor of Acquirors, including due to any examination or inspection of Acquirors; and (k) Encumbrances related to such Person and disclosed in Schedule A-3.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Prohibited Conditions” shall have the meaning specified in Section 6.4(c).

“Purchase Price” means the aggregate cash amount payable to all Sellers in accordance with Section 2.1, as set forth on Schedule 2.1.

“Ratings Agencies” shall have the meaning specified in Section 6.15(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 12, 2015, by and among TGE, EMG, Kelso, Tallgrass KC, Wylie Ventures, LLC and Hobbs Ventures LLC, as amended from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing.

“Representative” means, with respect to any Person, any director, manager, officer, employee or advisor, including attorneys, accountants, consultants and financial advisors, of such Person.

“Required Amount” shall have the meaning specified in Section 5.7.

“Required Approval” means with respect to each filing required or requested, formally or informally, by any U.S. federal Governmental Authority in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby pursuant to applicable Law, (i) the making of any such filing, (ii) the expiration or termination of any applicable waiting period or (iii) any clearance or approval by such Governmental Authority with respect thereto, in each case, as applicable.

“Resigning Directors and Officers” shall have the meaning specified in Section 6.8.

“Restricted Period” means the period beginning on the Closing Date and ending on the date that is two years after the Closing Date.

“Reverse Termination Fee” shall have the meaning specified in Section 9.3(b).

“Rockies Express” means Rockies Express Pipeline, LLC, a Delaware limited liability company.

“Rockies Express Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2015, by and among Rockies Express Pipeline, LLC, as borrower, Wells Fargo, National Association, as administrative agent, and each lender party thereto from time to time, as amended from time to time.

“Rockies Express Senior Notes” means, collectively, (a) the 5.625% senior notes of Rockies Express due April 15, 2020, (b) the 7.50% senior notes of Rockies Express due July 15, 2038, and (c) the 6.875% senior notes of Rockies Express due April 15, 2040.

“Rockies Express Term Loan” means that certain 364-Day Term Loan Agreement, dated as of December 20, 2018, among Rockies Express Pipeline LLC, the lenders party thereto, and MUFG Bank, Ltd., as the administrative agent.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by TGE or TEP with the SEC under the Exchange Act or the Securities Act, since January 1, 2017.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1(a) (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Ownership of the Subject Interests), Section 3.6 (Brokers) and Section 3.9 (TGE GP).

“Seller Indemnified Parties” shall have the meaning specified in Section 6.4(e).

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of the applicable Seller to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede Sellers’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Seller Non-Recourse Party” shall have the meaning specified in Section 11.14(b).

“Seller Related Parties” means, with respect to each Seller, the TGE Entities, such Seller and such Seller’s stockholders, partners, members, Affiliates, Representatives, controlling persons and agents.

“Seller Representatives” shall have the meaning specified in the preamble.

“Sellers” shall have the meaning specified in the preamble.

“Sellers’ Knowledge” means the actual knowledge of those Persons set forth on Schedule A-4, after due inquiry.

“Seller Notes” means, collectively, the Promissory Notes issued by Prairie Non-ECI Aggregator LP, Prairie ECI Aggregator LP and Blackstone Infrastructure Partners V L.P. to each of DGD Trust, EMG and Kelso, in substantially the form attached hereto as Exhibit D.

“Specified Funded Indebtedness Accommodations” shall have the meaning specified in Section 6.15(a).

“Sponsors” shall have the meaning specified in the recitals.

“Subject Interests” shall have the meaning specified in the recitals.

“Subject Interests Acquisition” shall have the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses.

“Tallgrass KC” shall have the meaning specified in the preamble.

“Tallgrass KC LLC Agreement” shall have the meaning specified in the recitals.

“Tallgrass KC Transfer” shall have the meaning specified in the recitals.

“Tax” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Consideration” shall have the meaning specified in Section 6.12(b).

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“TE” shall have the meaning specified in the recitals.

“TE Investments” shall have the meaning specified in Section 4.3(b).

“TE LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of TE, dated as of May 12, 2015, as amended by Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of TE, dated as of July 1, 2018, and as may be further amended, modified or supplemented from time to time.

“TE Units” shall have the meaning specified in the recitals.

“TEP” shall have the meaning specified in Section 4.3(b).

“TEP Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 2, 2017, by and among TEP, as borrower, Wells Fargo, National Association, as administrative agent, and each lender party thereto from time to time, as amended from time to time, including pursuant to that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of July 26, 2018.

“TEP GP” shall have the meaning specified in Section 4.3(b).

“TEP Omnibus Agreement” means that certain Omnibus Agreement, dated as of May 17, 2013, among Tallgrass Development, LP, TEP, TEP GP and Tallgrass Development GP, LLC.

“TEP Waiver” shall mean a written consent to or waiver of the event of default under (or an amendment having the same effect to) the TEP Credit Agreement (which amendment may provide for other modifications reasonably acceptable to Acquirors) (in any case, in form and substance reasonably satisfactory to the requisite Parties thereto and to Acquirors) in connection with the transactions contemplated by this Agreement from the required lenders specified thereunder.

“TGE” shall have the meaning specified in the recitals.

“TGE Benefit Plan” shall have the meaning specified in Section 4.10(c).

“TGE Entities” means TGE GP, TGE, TE and each of their respective Subsidiaries.

“TGE Entities Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the TGE Entities, taken as a whole; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a TGE Entities Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions; (b) changes affecting generally the industries or markets in which such Person operates (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any TGE Entity or actions taken or not taken specifically consented to by Acquirors (including any waiver by Acquirors of any conditions precedent set forth in Section 7.1 or Section 7.2; provided that the exception set forth in this clause (d) shall not apply in connection with any representation or warranty set forth in Sections 4.2 and 4.3, or any condition insofar as it relates to any such representation or warranty); (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any TGE Entity to meet any internal or published projections, estimates or expectations of such TGE Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any TGE Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a TGE Entities Material Adverse Effect may be taken into account)

and (g) any changes in (i) the market price or trading volume of the equity securities of any TGE Entity (and the associated costs of capital) or (ii) the credit rating of any TGE Entity or the indebtedness of any TGE Entity (it being understood, in each case of (i) and (ii), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a TGE Entities Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and (e), to the extent disproportionately affecting the TGE Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

“TGE General Partner Interest” means the “General Partner Interest,” as defined in the TGE Partnership Agreement.

“TGE GP” shall have the meaning specified in the recitals.

“TGE GP LTIP” means collectively the Tallgrass Energy GP, LLC Long-Term Incentive Plan and any and all award agreements granted thereunder.

“TGE LTIP” means collectively the Tallgrass MLP GP, LLC Long-Term Incentive Plan and any and all award agreements granted thereunder.

“TGE Omnibus Agreement” means that certain Omnibus Agreement, dated as of May 12, 2015, among Holdings, TGE, TGE GP and TE.

“TGE Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of TGE, dated as of July 1, 2018, as may be amended, modified or supplemented from time to time.

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) the TGE Entities or any of their respective Subsidiaries.

“Third Party Claim” shall have the meaning specified in Section 8.3(b).

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code) and other non-public information similar to any of the foregoing, whether or not patentable.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Debt Commitment Papers, the Limited Guarantee, the Equity Commitment Letter, the Seller Notes and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning specified in Section 6.12(a).

“Up-C Acquiror 1” shall have the meaning specified in the preamble.

“Up-C Acquiror 2” shall have the meaning specified in the preamble.

“Up-C Acquirors” shall have the meaning specified in the preamble.

“Up-C Interests” shall have the meaning specified in the recitals.

“Up-C Interests Acquisition” shall have the meaning specified in the recitals.